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                               COLLABORATION AGREEMENT

                                       between

                                BIOMERIEUX VITEK, INC.

                                         and

                                   AFFYMETRIX, INC.

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                                          [ * ] Confidential Treatment Requested
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                               COLLABORATION AGREEMENT

    AGREEMENT effective as of September 1, 1996 (the "Effective Date") between AFFYMETRIX, INC., a California corporation having its principal place of business at 3380 Central Expressway, Santa Clara, California 95051 (hereinafter referred to as "AFFX") and BIOMERIEUX VITEK, INC., a Missouri corporation, having its principal place of business at 595 Anglum Drive, Hazelwood, Missouri 63042-2395 (hereinafter referred to as "BMX").

                                     INTRODUCTION

    BMX plans to develop DNA probe-based diagnostic systems for a wide variety of indications, including, but not limited to, microbiology, [ * ], and genetic screening. The systems will make use of disposable reagent kits which incorporate DNA probe arrays. BMX intends that this system ultimately be self-contained and fully automated including sample preparation, amplification, detection, data analysis and reporting of results. However, BMX may initially offer a system which is not self-contained or fully automated in order to achieve early product launch. BMX desires to use AFFX Licensed Core Technology, as defined below, for detection and identification of bacterial and fungal micro-organisms and certain viral agents and for determination of the susceptibility of those micro-organisms and agents to treatment, for use in Clinical Diagnosis in the Licensed Field, as defined below, with such additional options for the [ * ] and [ * ] fields as are provided herein.


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    AFFX has research and development facilities and experienced scientists, engineers, technical associates and assistants and other personnel and has rights to and has developed certain AFFX Licensed Core Technology that can be applied to clinical diagnostics and related areas.
    BMX has research and development facilities and experienced scientists, engineers, technical associates and assistants and other personnel which enable it to conduct research and development activities in clinical diagnostics and related areas defined in this Agreement.
    AFFX has agreed to manufacture DNA Probe Arrays pursuant to a Manufacturing Agreement of even date herewith.
    Accordingly, AFFX and BMX desire to enter into a collaboration, and, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, AFFX and BMX agree as follows:


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                              ARTICLE I.     DEFINITIONS

    As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:
    1.1 "Affiliate" of a Party means at any time any corporation or other active business entity which controls, is controlled by or is under common control with a Party. For purposes of this Section 1.1, "control" shall mean direct or indirect ownership of at least 50% of the voting interest or income interest in a corporation or entity, or such other relationship as, in fact, constitutes actual control. As of the Effective Date, AFFX represents that it has no Affiliates actively engaged in business, and BMX represents that the Affiliates of BMX actively engaged in business are listed in Schedule 6 hereto.
    1.2  "AFFX Collaboration Technology" shall mean all Collaboration
Technology developed solely by AFFX employees and/or consultants.
    1.3 "AFFX Licensed Core Technology" means Know-how and Copyrights of AFFX developed during or before the Collaboration, together with any improvements and related developments which do not constitute Collaboration Technology which are reasonably useful or necessary or required to develop, use, manufacture, maintain, incorporate in disposable reagent kits, read and interpret diagnostic results obtained through use of, DNA Probe Arrays developed in the Collaboration or based on specifications derived from prototypes so developed, and which AFFX has the right to legally license hereunder (subject to any third party royalty commitments), and the patents listed as owned by,


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licensed to or otherwise available to AFFX that are set forth on Schedule 2 attached hereto and made a part hereof as well as all continuations in whole or in part, divisions, reissues, reexaminations, and foreign counterparts thereof, and any improvements thereof licensable hereunder before June 1, 2002 and which do not constitute Collaboration Technology. AFFX will not unreasonably delay filing to avoid capture by this Agreement. The foregoing shall include technology licensed by AFFX from third parties for which AFFX has the right to make the grants herein, subject to reimbursement by inclusion in Fully Loaded Manufacturing Cost of any out-of-pocket cost of AFFX. In addition, AFFX Licensed Core Technology shall include such improvements and developments to be made available pursuant to Section 2.4 hereof.
    1.4 "Agreed Budget" and "Agreed Workplan" mean, respectively, the budget and Workplan for each Contract Year during the Collaboration for collaborative research to be conducted at AFFX under this Agreement, as reviewed and approved by the Committee pursuant to Section 2.5. The initial Agreed Budget and Agreed Workplan are set forth in Schedule 1, to this Agreement.
    1.5 "Bacteriology Field" means the field of only (i) detection and/or identification of bacterial and fungal microorganisms, and (ii) the determination of antibiotic resistance of such bacterial and fungal microorganisms, both for use in the Clinical Diagnosis of human disease.
    1.6 "BMX Collaboration Technology" shall mean Collaboration Technology developed solely by BMX employees and/or consultants.


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    1.7  "Clinical Diagnosis" means a process in which a sample of fluid or other material collected from humans is used to aid in diagnosis of one or more human diseases for communication to such persons or their physicians or other caregivers for clinical decisions and other clinical uses in connection with such humans.
    1.8 "Collaboration" means the research and development program jointly conceived, planned, organized, controlled and performed by AFFX and BMX pursuant to this Agreement.
    1.9 "Collaboration Technology" means the Patents, Know-how and Copyrights developed by the Parties pursuant to the Collaboration. Such technology shall include and be limited to all technology developed by AFFX pursuant to Agreed Workplans or otherwise with funding from BMX hereunder and all technology developed by BMX relating to the adaptation of AFFX Licensed Core Technology for use in BMX diagnostic instrumentation and systems as the same exist or may be developed. Such technology does not include the AFFX Licensed Core Technology as it exists or may be developed outside of the Collaboration, and does not include the BMX instrumentation and system as it exists or may be developed, nor the BMX patents and applications referred to in Section 12.2(c).
    1.10 "Confidential Information" means all information and materials, patentable or otherwise, of a Party which is disclosed by or on behalf of such Party to the other Party, including, but not limited to, DNA sequences, vectors, cells substances, formulations, techniques, methodology, equipment, data, reports, know-how, preclinical and clinical trials and the results thereof, sources of supply, patent positioning and business


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plans, including any negative developments, which do not fall within any of the exceptions set forth in Section 8.2 of this Agreement, whether or not related to the Collaboration.
    1.11 "Contract Year" means any year commencing on the Effective Date and ending on a day prior to an anniversary of the Effective Date during the term of this Agreement.
    1.12 "Copyrights" means copyrights of a Party (whether solely or jointly owned or licensed to such Party), to the extent the same is licensable hereunder and related to the subject matter of the Collaboration.
    1.13 "Development Coordinating Committee" or the "Committee" means the committee defined in Section 2.2 to aid in coordinating the Collaboration.
    1.14 "DNA Probe Array" means any DNA probe array (including, as applicable, any RNA probe array) designed for use in Clinical Diagnosis in the Licensed Field.
    1.15 "Full-Time Equivalent" or "FTE" means the equivalent of a full-time technical employee's work time over a 12-month period (including normal vacations and holidays); the portion of a Full-Time Equivalent year devoted by a technical employee to the Collaboration shall be determined by dividing the number of days during any 12-month period devoted by such employee to the Collaboration by the total number of working days during the 12-month period (including in each case an appropriate portion of normal vacations and holidays). As used in this Section 1.15, a "technical employee" shall include any scientist, engineer, technical associate or assistant and/or other personnel (whether an employee or consultant) assigned to the Collaboration.


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    1.16 "Fully Loaded Manufacturing Cost" means (a) costs [ * ] including but not limited to, [ * ] on account of the manufacture of the Licensed DNA Probe Arrays to the extent that [ * ] plus [ * ] being determined in accordance with United States generally accepted cost accounting practices, and shall additionally include amounts [ * ] if the Parties so elect.
    1.17 "High Density Probe Array" means (i) a DNA Probe Array having a Probe density of equal to or greater than [ * ] Probes per square centimeter (Probes/cm(2)), or (ii) a DNA Probe Array having such lesser number of Probes/cm(2), such Probe Array the subject of an applicable Valid Patent Claim included in the AFFX Licensed Core Technology issued to AFFX for the United States, by the European Patent Office of the European Union or for Japan, or (iii) a DNA Probe Array having fewer

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Probes/cm(2) than included in (i) or (ii) above based on or derived from a
Licensed DNA Probe Array or on prototypes thereof developed in connection with the Collaboration wherein the Probes are selected making substantial and material use of information derived from use of DNA Probe Arrays supplied to BMX by AFFX hereunder or pursuant to the Manufacturing Agreement, which use requires and is pursuant to the license granted hereby.
    1.18 "Joint Collaboration Technology" means the Collaboration Technology which is jointly developed by employees and/or consultants of AFFX and BMX.
    1.19 "Know-How" means unpatented information, patentable or otherwise, of a Party (whether solely or jointly owned or licensed to such Party) in which such Party has any proprietary rights recognized under applicable trade secret or other law, to the extent the same is licensable hereunder and related to the subject matter of the Collaboration.
    1.20 "Licensed Diagnostic Assay" means a disposable diagnostic assay or reagent kit for use in Clinical Diagnosis, which assay or kit incorporates a Licensed DNA Probe Array supplied by AFFX to BMX pursuant to the Manufacturing Agreement or permissibly manufactured by BMX in accordance with Section 3.5 of the Manufacturing Agreement.
    1.21 "Licensed Diagnostic Product" means (i) a Licensed Diagnostic Assay or
(ii) any Other Licensed Diagnostic Product.
    1.22 "Licensed DNA Probe Array" means any High Density DNA Probe Array developed in the Collaboration, or based on specifications derived from prototypes so developed, in all cases the manufacture, use, sale or importation of which is subject to


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the AFFX Licensed Core Technology or AFFX Collaboration Technology licensed to
BMX hereunder.
    1.23 "Licensed Field" means the field which encompasses only (i) the Bacteriology Field and (ii) the field of detection, identification and/or determination of resistance to treatment of four viral agents commonly included in bacteriology testing, to be elected by BMX in accordance with Section 4.5, for use only in Clinical Diagnosis. [ * ] Research product applications are specifically excluded from the Licensed Field.
    1.24 "Major Market Country" shall have the meaning set forth in Section 5.7(c)(i).
    1.25 "Manufacturing Agreement" means the Manufacturing Agreement entered into by the Parties concurrently herewith, as the same may be modified, amended or supplemented from time to time.
    1.26 "Net Sales" means, with respect to any Licensed Diagnostic Assays for a given period, the aggregate of [ * ]. No


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[ * ] except as permitted pursuant to clauses (a), (b), (c) and (d) of the foregoing sentence. Net Sales shall not include any transfer between BMX and any of its Affiliates for resale. In the event that BMX or any of its Affiliates shall make any transfer of Licensed Diagnostic Assays to third parties for other than monetary value in whole or in part, such transfer shall be considered a sale hereunder for accounting and royalty purposes.
Net Sales for any such transfers shall be determined on a country-by-country basis and shall be the [ * ]

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[ * ] Notwithstanding the foregoing, no transfer of Licensed Diagnostic Assays for test or developmental purposes or as samples shall be considered a part of Net Sales unless such transfer is for monetary value.
    1.27 "Other Licensed Diagnostic Product" means any instrument, reader, software, peripheral equipment or other product(s), excluding Licensed Diagnostic Assays and DNA Probe Arrays, used in connection therewith in the Licensed Field in connection with Licensed Diagnostic Assays to permit, facilitate or otherwise effect interpretation or diagnosis, or otherwise to carry out related operations or maintenance, which incorporates or is otherwise subject to AFFX Licensed Core Technology or AFFX Collaboration Technology licensed to BMX hereunder.
    1.28 "Party" means AFFX or BMX; "Parties" means AFFX and BMX.
    1.29 "Patents" or "Patent Rights" means patents and patent applications of a Party (whether solely or jointly owned or licensed to such Party), to the extent the same is licensable hereunder and subject to any applicable limitations.
    1.30 "Probes" means oligonucleotides selected for use in the DNA Probe
Arrays.
    1.31 "Project Director" means either of the senior scientists for the Collaboration designated from time to time by AFFX or BMX.
    1.32 "Related Funded Activities" are as defined in Section 3.3 of this Agreement.


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    1.33 "Valid Patent Claim" means a claim of an unexpired Patent which shall not have been withdrawn, canceled or disclaimed, nor held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision, or the claim of a Patent application which claims priority to a date not more five (5) years earlier.
    1.34 "Workplan" means any plan for collaborative research to be conducted under this Agreement, as provided in Section 2.5. Initial Workplans are set forth in Schedule 1 to this Agreement.

                           ARTICLE II.    THE COLLABORATION

    2.1 PURPOSE. The purpose of the Collaboration shall be to collaborate on the further development and application of AFFX's existing AFFX Licensed Core Technology for use in and/or with Licensed Diagnostic Assays in the Licensed Field and otherwise as provided herein. The initial focus of the Collaboration shall be to develop Licensed DNA Probe Arrays for use in Licensed Diagnostic Assays in conjunction with the Other Licensed Diagnostic Products which read and interpret such assays, for use in the Licensed Field. BMX shall contribute its expertise in the general area of clinical diagnostics and its significant resources to adapt and apply AFFX Licensed Core Technology and Collaboration Technology and diligently develop the Licensed Diagnostic Assays for the Licensed Field. The Collaboration and its purpose may be extended pursuant to the options provided in Section 5.3, subject to the terms thereof.
    2.2 COMMITTEE. The parties will form the Development Coordinating Committee (the "Committee") to aid in coordinating


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their joint collaborative effort to adopt and develop AFFX Licensed Core
Technology for use in diagnostic systems of BMX for use in Clinical Diagnostics in the Licensed Field. BMX will propose specific products for development in accordance with the terms of this Agreement. The Committee will have general responsibility for directing the research effort of the Collaboration and monitoring the work done and costs incurred pursuant to the Collaboration for such products. The Committee shall be composed of such representatives of AFFX and BMX as each shall respectively appoint, and each Party by its representative(s) shall cast one vote on the Committee. A quorum shall consist of at least one Committee representative from each Party. The Committee shall act only with the concurring votes of both Parties. A Party's representatives shall serve at the discretion of such Party and may be substituted for or replaced at any time by such Party. The Committee shall meet at least quarterly per Contract Year during the term of the Collaboration. The site of such meetings shall alternate between the offices of AFFX and BMX, or be arranged by video conference (or any other site mutually agreed upon by the Parties). The proceedings of all meetings of the Committee shall be summarized in writing and sent to both Parties.
    2.3 FACILITIES. The Collaboration shall be conducted at and/or coordinated from the facilities of each Party under the supervision and direction of its Project Director. Each Party shall be responsible for the administrative management and fiscal control of the activities for the Collaboration conducted from its facilities.


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    2.4  COMMITMENT.  The development portion of the Collaboration will entail an initial commitment of each party of not less than three (3) years. Following completion of the initial commitment, AFFX will continue to collaborate, at the expense of BMX in accordance with the annual Agreed Budgets and Workplans (and otherwise in accordance with the Manufacturing Agreement) in the ongoing efforts of BMX to develop and place on the market Licensed Diagnostic Assays and such Other Licensed Diagnostic Products as may be required for their use. In this connection, and pursuant to the Manufacturing Agreement as applicable AFFX shall use reasonable efforts, on a timely basis, to advise BMX of such improvements and developments included in AFFX Licensed Core Technology and to make the same available to the Collaboration and for inclusion in Licensed Diagnostic Products, and further shall use reasonable efforts to obtain for BMX, in the event it becomes necessary for BMX to assume any responsibilities for manufacture, the right to use any third-party intellectual property necessary for such manufacture to the extent and on the same terms as the same is available to AFFX. The Parties recognize that in certain cases third parties may decline to allow such extension of rights, in which case the Parties will consult so as to obtain a reasonable solution.
    2.5 AGREED BUDGETS AND WORKPLAN. In consultation with AFFX representatives, BMX representatives will prepare, for each Contract Year, Workplans for work to be done at BMX and AFFX facilities in pursuit of the collaboration and will prepare for such period a budget for work to be done at AFFX ("Budget"). Such annual Workplans and Budget shall be submitted to the


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Committee sufficiently in advance to allow adequate discussion and comment and shall be approved by the Committee at least three (3) months prior to the commencement of the Contract Year to which they pertain. All Workplans including the work to be performed at BMX facilities shall be subject to review by the Committee; and the Workplan and Budget relating to work at AFFX shall be subject to written approval by the Committee (the "Agreed Budget" and "Agreed Workplan"). The Agreed Budget and Agreed Workplan for the first Contract Year and the Workplan for work to be done at BMX for the first Contract Year are annexed hereto as Schedule 1. Within a given Contract Year, all material changes to the Agreed Budget and Agreed Workplan and the Workplan for work to be done at AFFX shall require the written consent of both Parties, which consent shall not be unreasonably withheld. The Parties acknowledge that it may be necessary to make changes to Workplans during the course of the Collaboration and will consider in good faith any changes required for technical reasons or to avoid waste or unnecessary expenditures.
    2.6 REPORTS. AFFX and BMX shall each provide the Committee and the other Party with written progress reports summarizing the technical progress of the Collaboration on a quarterly basis within thirty (30) days after the end of each consecutive three (3) month period during each Contract Year so long as the Collaboration continues. AFFX shall similarly keep the Committee and BMX informed of all improvements and developments of the AFFX Licensed Core Technology that may be relevant to the Collaboration; provided, however, that AFFX shall not be obligated to report any manufacturing technology to BMX under


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this provision.  Each Party shall also provide the Committee and the other Party with additional oral progress reports as requested from time to time by the Committee or the other Party. The Parties will further report on a mutual basis to track know-how ownership and use, determine whether and when know-how may have entered the public domain, determine ownership of Collaboration Technology and resolve similar matters of mutual concern.
    2.7 STAFFING. Each Party shall, as soon as practicable, assemble a team of scientists, engineers, technical associates, consultants, and/or assistants and shall designate a Project Director of its own to manage its activities in the Collaboration, including its implementation of applicable Workplans.
         (a) AFFX shall initially make available a minimum of [ * ] Full-Time Equivalent ("FTE") scientific staff, whether employees or consultants, to the Collaboration, and in consultation with the Committee AFFX shall use good faith efforts to make available such additional scientific staff, services and facilities as the Agreed Budget and Agreed Workplan currently in effect may require, subject to reimbursement at the FTE funding level set forth in
Section 3.1 and subject further to reasonable recognition of the other plans, obligations and programs of AFFX to the extent implementation of such plans, obligations and programs is reasonably consistent with the burdens and obligations of AFFX hereunder. BMX shall use all reasonable efforts to avoid requests for additional staff or reductions in staff that cause irregular
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AFFX.  BMX shall give twelve (12) months notice of any reduction in AFFX staffing for the Collaboration. To the extent that such twelve (12)-month notice is not given, BMX shall pay at the pre-notice FTE support level for the time equal to the difference between the notice period and twelve (12) months. AFFX shall not be obligated to assign any staff to the Collaboration that are not being funded in accordance with the Agreed Budget.
         (b) BMX will carry out a collaborative effort to adapt and develop its diagnostic technology and systems for use with AFFX Licensed Core Technology in the Licensed Field. BMX may, with reasonable advance notice and with the approval of the Committee, arrange that members of its own scientific staff work directly with AFFX employees at AFFX facilities and request AFFX to assign additional qualified staff to the Collaboration, all at BMX expense. The
Parties expect that at least one BMX employee will be stationed at AFFX for such efforts. The Parties recognize that such individuals may be required to execute an adequately protective confidentiality agreement in such connection, which agreement shall otherwise be in a form reasonably acceptable to the parties and shall include restrictions on communication by such BMX employee of appropriate information to BMX.
    2.8 INSPECTION. BMX shall have the right to arrange for its employees and consultants involved in the Collaboration, and other designated employees as it deems appropriate, to visit AFFX's facilities at BMX's expense to make all appropriate inquiries and inspections with respect to the Collaboration, including verification of compliance with applicable provisions


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of Article 2 and Section 3.5, and to discuss the implementation of any applicable Workplan in detail with AFFX's technical personnel. BMX may also request that certain employees and consultants of AFFX travel to BMX facilities at BMX expense in order to assist BMX in such inquiries and inspections within Agreed Budgets, and AFFX, in its reasonable discretion, shall endeavor to accommodate such requests. AFFX shall have an independent right, at its expense, to arrange for its employees and consultants involved in the Collaboration to visit BMX's facilities and discuss AFFX concerns including any applicable Workplan and implementation thereof with BMX's technical personnel. All such visits by either Party to the facilities of the other shall be on mutually convenient dates and during mutually convenient business hours and shall not unreasonably interrupt the operations of the other Party, provided, however, that such other Party shall use reasonable efforts to accommodate such visits.
    2.9 PATENT ASSIGNMENT AND CONFIDENTIALITY AGREEMENTS. Each Party shall require each of its employees and consultants assigned to the Collaboration to execute an agreement for the assignment of inventions and for the protection of Confidential Information in such reasonable form as may from time to time be used by such Party and approved by the other Party.
    2.10 RESOLUTION OF IMPASSE. In the event that the Committee is unable to reach a decision by unanimous action with respect to any matter and such inability continues for a period of forty-five (45) days after the date on which the matter is first submitted to the Committee, each Party shall refer the matter to


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the chief operating or executive officers of AFFX and BMX for resolution.  Each
Party shall set forth in writing a proposed solution to the impasse and, if a compromise solution is not achieved within fifteen (15) days after the date on which the matter is referred to the chief operating or executive officers, either Party may request that the more suitable of the two proposed solutions as finally submitted by the Parties be determined and adopted (without alteration) pursuant to arbitration as provided in Section 14.1. Any such arbitration shall be on an expedited basis. The Parties shall use reasonable efforts to maintain the Collaboration pending conclusion of the arbitration and the arbitrators may direct by interim award or otherwise how applicable time periods of the Collaboration and of this Agreement may be adjusted to permit protection of the rights of the Parties hereunder.

                                ARTICLE III.    FUNDING

    3.1 COLLABORATION FUNDING. BMX shall fund the research work at AFFX pursuant to the Agreed Budget and Agreed Workplan on an annual basis at a level of not less than [ * ] FTEs at AFFX's facility for a period of not less that [ * ] years. BMX may request that AFFX assign additional qualified staff to the Collaboration, and AFFX shall endeavor to meet such requests, subject to reasonable notice and increased funding to cover added FTEs. BMX shall fund the technical support development efforts at AFFX at an initial rate equal to [ * ] per budgeted FTE per Contract Year in accordance with the Agreed Budget and Agreed Workplan. BMX may request that such

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FTE support be based on fractional time of individuals at AFFX.  The Parties recognize that BMX's FTE support requirements at AFFX will vary, and that from year to year BMX's budgeted support may vary by [ * ] BMX shall increase its funding at the foregoing rate to meet any additional requirements of an Agreed Budget and Agreed Workplan in excess of [ * ]. The yearly budgeted amount shall be paid to AFFX in equal monthly installments, the first such installment being payable upon execution of this Agreement and the remaining installments being payable on the first day of each month during each Contract Year thereafter. AFFX shall devote such FTE resources as are required to perform its respective tasks in the Agreed Workplan, up to the AFFX FTE resources as in the Agreed Budget, subject to further assignment by the Committee in the event of over allocation of resources. After the first two (2) years of the Collaboration and annually thereafter, the rate of funding per FTE shall be adjusted, as necessary, to reflect the actual FTE cost to AFFX. AFFX will obtain concurrence from its independent auditors as to any such change in costs, if required by BMX. Additional resources shall be allocated, subject to reasonable notice, as necessary to accommodate
Agreed Workplans, at the expense of BMX. BMX shall also fund at its sole expense its own FTEs and all development efforts at BMX facilities in furtherance of the Collaboration.
    3.2 DIRECT EXPENSES AND CAPITAL FUNDING FOR EQUIPMENT. BMX shall reimburse AFFX for any project specific direct expenses (such as manufacture of Additional DNA Probe Arrays, except to the extent otherwise provided under
Section 4.2 herein) and any


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capital equipment required originally for the Collaboration (costing over
$10,000) as authorized by the Committee, provided that such expenses have not otherwise been or will not otherwise be reimbursed. For example, AFFX and BMX may mutually agree on direct reimbursement for an item of capital equipment (excluding DNA Probe Array manufacturing assets) to be used in the development phase or may decide to load such costs into the cost per Licensed DNA Probe Array, but not both. If BMX and AFFX agree to reimburse such equipment through loaded costs of the DNA Probe Arrays, BMX shall reimburse any unreimbursed costs if use of such equipment is discontinued before recovery of the cost of such equipment provided that such discontinuance is otherwise than for fault of AFFX. In the absence of agreement as to a different mode of reimbursement, such an authorized capital expenditure required for development work shall be directly reimbursed. Capital expenditures and costs related to manufacture shall be paid or financed by AFFX and shall be [ * ] In the event a given capital asset may have utility during both the development and manufacturing phases or may be useful both for purposes of the Collaboration and other activities of AFFX the Parties shall negotiate in good faith the manner in which relevant costs shall be borne and allocated. In the absence of agreement, each Party shall set forth a proposed allocation of the relevant costs between the development and manufacturing phases, and such proposals shall be submitted for arbitration on an expedited basis as provided in Section 14.1. The arbitrator shall select one proposal without alteration, which proposal

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shall be adopted by the Parties.  Any investment in equipment at BMX facilities shall be borne solely by BMX.
    3.3 RELATED ACTIVITIES. Subject to the determination of the Committee that such activities are related to the objectives of the Collaboration, up to twenty-five percent (25%) of each Contract Year's total FTE funding at AFFX shall be allocated by the Committee to fund technology development activities which indirectly support the Collaboration (the "Related Funded Activities"); provided, however, that in no event shall such allocation exceed the funding allocable to one FTE.
    3.4 OTHER EXPENDITURES. Except as provided in Sections 3.1 and 3.2 hereof, each Party shall bear its own expenses in connection with the Collaboration.

    3.5 MILESTONE PAYMENTS. BMX will pay to AFFX a nonrefundable payment of [ * ] within thirty (30) days of signing this Agreement. Additional payments, totalling [ * ] in the aggregate, shall be paid within thirty (30) days of notice of completion of each of the following milestones, or in the case where BMX is the first Party aware of the completion of the milestone, then thirty (30) days after such completion, which milestones may be met and for which the payment shall become due without regard to any particular order:
         (a) [ * ] upon completion of [ * ] as determined in accordance with criteria set forth in Schedule 3;

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         (b)  [ * ] upon agreement by the Committee regarding [ * ] Such payment shall in no event be made later than six (6) months after the Effective Date of this Agreement;

         (c) [ * ] upon achievement of [ * ] Such payment will be made in ten (10) months if [ * ] within three (3) months after the Effective Date;

         (d)  [ * ] upon [ * ]
         (e)  [ * ] upon the [ * ]
         (f)  [ * ] upon


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[ * ] whichever is first;
         (g)  [ * ] upon receipt of [ * ] and
         (h)  [ * ] upon receipt of [ * ]
Any late payments of amounts due hereunder shall bear interest at the rate of [ * ] percentage points above the prime interest rate quoted by the Bank of America on the unpaid amounts for the period of late payment.

                        ARTICLE IV.    DEVELOPMENT OBLIGATIONS


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    4.1  GENERAL OBLIGATIONS.  BMX shall have responsibility for over-all system planning and development, including, without limitation, instrument development, integrated device development, amplification technology development, DNA Probe Array packaging, regulatory approval and marketing, and shall use commercially reasonable efforts to commercialize products pursuant to this Agreement. In a manner responsive to over-all planning needs, AFFX shall assume primary responsibility for DNA Probe Array manufacturing process development and DNA Probe Array production, and the Parties shall share the tasks of Probe selection, DNA Probe Array design, optimization and assay development. BMX will have primary responsibility for all other aspects of the development. Drawing on the work of this Collaboration and subject to priorities by the Committee, BMX shall be free to develop Specifications for all products within the Licensed Field and to arrange for manufacture, according to the Manufacturing Agreement, of the corresponding Licensed DNA Probe Arrays under the Manufacturing Agreement.
    4.2 SUPPLY OF DNA PROBE ARRAYS. During the development phase of the Collaboration and for use by BMX and AFFX in the Collaboration's development efforts, AFFX shall provide, at no additional charge to BMX, [ * ] DNA Probe Arrays per each fully funded AFFX FTE in the first Contract Year, [ * ] DNA Probe Arrays for each fully funded AFFX FTE in the second Contract Year, and [ * ] DNA Probe Arrays for each fully funded AFFX FTE in the third and each subsequent Contract Year, for use in connection with research and development pursuant to the Collaboration. Such DNA Probe Arrays

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shall be packed by AFFX for shipment as diced wafers as reasonably directed by BMX and reasonably acceptable to AFFX. During the development phase BMX may purchase additional DNA Probe Arrays ("Additional DNA Probe Arrays") for such use [ * ] and AFFX shall use reasonable efforts to comply with requested schedules for delivery. DNA Probe Arrays and Additional DNA Probe Arrays shall be supplied in batch sizes of not less than one hundred (100)
DNA Probe Arrays per order. AFFX shall not be obligated to supply more than [ * ] Additional DNA Probe Arrays [ * ] in any Contract Year, or in the aggregate more than [ * ] Additional DNA Probe Arrays, and any greater numbers shall be supplied [ * ] DNA Probe Arrays required for clinical trials of BMX products will be supplied pursuant to the Manufacturing Agreement [ * ] BMX and its designated Affiliates shall have the right to use the DNA Probe Arrays supplied under this Section in the Licensed Field for internal DNA Probe Array diagnostic product research (excluding research as to the matters referred to in Section 5.6), product development, process development and manufacturing purposes in furtherance of the Collaboration. Except for transfers to Affiliates contemplated by the foregoing sentence, BMX shall have no right to sell or transfer the DNA Probe Arrays, including, without limitation, Additional Probe Arrays, provided under this Section 4.2 to third parties without the express written permission of AFFX. It is understood that BMX intends to work

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with a nonaffiliated collaborator to develop amplification, related technology and assays for use in association with Licensed Diagnostic Assays, and AFFX will permit the use of Licensed DNA Probe Arrays in such work, together with such exchange of information as may be reasonably necessary therefor, subject to AFFX' reasonable requirements as to preservation of confidentiality.
    4.3 TRANSITION FROM DEVELOPMENT TO MANUFACTURE. The Collaboration shall continue as provided herein during the term of initial commitment and the term of any Agreed Budget and Agreed Workplan and thereafter, unless terminated pursuant to Section 9.2. The DNA Probe Arrays and prototypes for such arrays developed in the Collaboration shall serve as the basis for specifications for manufacture of Licensed DNA Probe Arrays, as provided in the Manufacturing Agreement.
    4.4 BMX SUPPLY. If requested by AFFX, BMX will supply automated readers and related products (or major components thereof to be provided at BMX' sole reasonable discretion) developed in the Collaboration for use in agreed markets as mutually determined and outside the Licensed Field or other fields of activity of BMX or its Affiliates in accordance with normal commercial terms and conditions on the basis of an arm's length transfer price which shall reflect [ * ] together with an additional [ * ] to be negotiated in good faith by the Parties, substantially equivalent to the royalty, if any, to be received

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by AFFX in connection with sale of AFFX High Density Probe Assays, based on similar considerations of cost savings in manufacture and product transfer price, and taking into account whether or not there are BMX Patent Rights covering such products. In no event will BMX be expected to supply readers for use in the Licensed Field or for use in the [ * ] or [ * ] field, regardless of the outcome of negotiations as to those Fields under Sections
5.3 and 5.4. In connection with any sale of such readers and other products to AFFX, and subject to disclaimer of indemnity to the extent of any matter within the Scope of AFFX Licensed Core Technology which may be incorporated therein, BMX shall indemnify AFFX for any infringement of any third party intellectual property rights resulting from the manufacture and/or sale of any such readers or other product to AFFX or the use or sale by AFFX of such reader or other product in the manner authorized above by BMX, up to the amount of the payments received.
    4.5 VIRAL AGENT ELECTION. Within [ * ] of the Effective Date of this Agreement, BMX shall notify AFFX in writing of the [ * ] viral agents of those typically included in bacteriology test panels that it is electing for incorporation into the Licensed Field, such viral agents to be selected from those listed on Schedule 4 hereto. If BMX has not selected [ * ] viral agents within such period, AFFX shall be free to transfer rights to any unselected agents to third parties and shall have no further obligation to BMX with regard thereto.

                      ARTICLE V.    OWNERSHIP; TECHNOLOGY RIGHTS


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    5.1  OWNERSHIP OF COLLABORATION DEVELOPMENTS.  AFFX shall own all AFFX
Collaboration Technology. Such ownership shall be subject to the license and rights as provided in Sections 5.2(a) and (b). BMX shall own all BMX Collaboration Technology. Such ownership shall be subject to the license and rights as provided in Section 5.2(c). AFFX and BMX shall own jointly all Joint Collaboration Technology, subject to the provisions of Section 5.2(d) and (e).
    5.2  LICENSES.
         (a) Subject to the provisions of Sections 5.5-5.7 regarding exclusivity and other matters, AFFX hereby grants BMX the following licenses for the Licensed Field only, which shall be exclusive, subject to Sections 5.5 and 5.7, for the Bacteriology Field and non-exclusive for the balance of the Licensed Field:
              (i) A worldwide license under the Patent Rights, Know-How and Copyrights included in AFFX Licensed Core Technology and AFFX Collaboration Technology to import, use, distribute and sell (and copy and display in connection therewith as applicable) Licensed DNA Probe Arrays, and to incorporate or cause the incorporation of such Licensed DNA Probe Arrays, through processes of manufacture, into Licensed Diagnostic Assays, and to manufacture and have manufactured Licensed Diagnostic Assays (other than the Licensed DNA Probe Array component thereof except that such manufacturing license shall extend to such Licensed DNA Probe Array component under the limited circumstances provided in the Manufacturing Agreement), and to use, import, distribute and sell (and to copy and display in connection therewith as


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applicable) Licensed Diagnostic Assays.  Such licenses are subject to the royalties provided in Sections 6.1 and 6.2 as applicable. Except as explicitly provided in this subsection, no manufacture or have manufactured rights are included as to DNA Probe Arrays.
              (ii) With respect to Other Licensed Diagnostic Products that are to be used (A) solely with High Density Probe Arrays supplied by AFFX or permissibly made by BMX under this Agreement or the Manufacturing Agreement or
(B) with High Density Probe Arrays and with one or more DNA Probe Arrays that have [ * ] or fewer Probes/cm(2) and are not otherwise included as a High Density Probe Array, a worldwide, license in the Licensed Field (i) under the Patent Rights included in the AFFX Licensed Core Technology and the AFFX Collaboration Technology to make, have made, use, import, distribute and sell and (ii) under the Know-how and Copyrights included in the AFFX Licensed Core Technology and AFFX Collaboration Technology to make, have made, copy, display, distribute, use, import and sell, all such Other Licensed Diagnostic Products solely for use in the Licensed Field.
              (iii) With respect to Other Licensed Diagnostic Products that are to be used solely with a DNA Probe Array that has [ * ] or fewer Probes/cm(2) and is not included as a High Density Probe Array ("Low Density Probe Array"), AFFX agrees to grant BMX a nonexclusive, worldwide license in the Licensed Field (A) under the Patent Rights included in the AFFX Licensed Core Technology and the AFFX Collaboration Technology to make, have made, use, import, distribute and sell and (B) under the Know-how

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and Copyrights included in the AFFX Licensed Core Technology and the AFFX
Collaboration Technology to make, have made, copy, display, distribute, use, import and sell, all such Other Licensed Diagnostic Products for use with such Low Density Probe Arrays solely for use in the Licensed Field on terms to be negotiated in good faith by the Parties, such terms not to be less favorable to BMX than those contained herein, any applicable compensation or royalty for such use not to exceed such royalty rates as may from time-to-time be applicable for sale of Licensed Diagnostic Assays.
              (iv) With respect to any DNA Probe Array that is not a High Density Probe Array, and that has more than [ * ] and is otherwise not a High Density Probe Array, AFFX will negotiate in good faith with BMX if requested an extension of the definition of High Density Probe Array hereunder to include such probe array and to arrange for manufacture of the same subject to AFFX' reasonable ability to expand its manufacturing capacity to include such product, all on terms which are substantially similar to and not more onerous for either Party than the terms and conditions applicable hereunder in respect of High Density Probe Arrays. With respect to any of the foregoing Licenses, BMX shall have the right to sublicense only its Affiliates provided that any such Affiliate must agree to abide by all of the terms of this Agreement. The term of such licenses shall continue on a product-by-product and country-by-country basis until the expiration of the last to expire
Patent of the AFFX Licensed Core Technology and AFFX Collaboration Technology encompassed in such

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Licensed Diagnostic Assay in the country in question and during the life of any subsequently issued AFFX patent included in the AFFX Licensed Core Technology and AFFX Collaboration Technology and so encompassed in such Licensed Diagnostic Assays in the country in question, and thereafter on a continuing basis in respect of any Know-how or Copyright thereof embodied in the Licensed Diagnostic Assay or its manufacture or use. All licenses may be terminated for breach and/or limited or modified for lack of diligence as set forth in this Article 5.

         (b) In addition to the foregoing license under Section 5.2(a) above, AFFX grants BMX, (i) with respect to AFFX Collaboration Technology, a nonexclusive, worldwide, research-use only license to use the AFFX Collaboration Technology (A) outside of the Licensed Field for BMX's own research purposes pertaining to Clinical Diagnostics, and (B) for the Licensed Field for BMX's purposes pertaining to this Collaboration and research and development in furtherance thereof; provided, however, that such license shall not include any rights under AFFX Licensed Core Technology or any rights to research or develop technology relating to the manufacture of Licensed DNA Probe Arrays; and provided that such research license may be sublicensed only to Affiliates or in connection with the research authorized hereby; and (ii) with respect to the AFFX Core Technology and the AFFX Collaboration Technology, a limited nonexclusive, worldwide research use only license to use High Density Probe Arrays referred to in Section 1.17(i) and (ii) to select probes for and only to select probes for development of High Density Probe Arrays referred to in
Section 1.17(iii) for the Licensed Field


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all for internal purposes of BMX and its Affiliates, not on a contract basis for third parties.
         (c) With respect to any BMX Collaboration Technology, BMX hereby grants to AFFX (i) for the Licensed Field, a nonexclusive, worldwide, research-use only license to use BMX Collaboration Technology in the Collaboration and as permitted under the Manufacturing Agreement; and (ii) a nonexclusive license for use of the BMX Collaboration Technology outside the Licensed Field for uses which do not compete with the activities of BMX and its Affiliates. Such license under subsection (ii) shall be subject to any additional restrictions provided in Section 5.11 in the event AFFX exercises its rights under such section and shall be sublicensable only with and for use with AFFX's AFFX Licensed Core Technology (and subject to the same limitations imposed on any concomitant license of such technology) to copy, display, distribute, make, have made, use, import and sell DNA Probe Arrays and products and services associated with and dependent upon use of such probe arrays. Such license shall be royalty free to AFFX except that AFFX shall be responsible for the payment of any royalty obligation incurred by BMX in connection with such use by AFFX.
         (d) With respect to Joint Collaboration Technology, the Parties shall each have plenary rights in common to use such technology within and without the Licensed Field and to sublicense the same for such use to their Affiliates; provided, however, that, with respect to Joint Collaboration Technology as specifically applied to design and function of Licensed DNA Probe Arrays (Specific DNA Probe Technology), BMX shall have rights in


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the Licensed Field only within the scope of its license grants under Section 5.2 hereof and to sublicense the same to its Affiliates and AFFX shall have the sole right to use and license or sublicense such Specific DNA Probe Technology outside the Licensed Field; and provided further, that, in the event AFFX exercises its rights under Section 5.11 hereof, its use of any Collaboration Technology shall be subject to the limitations there provided. Except as provided above as to Specific DNA Probe Technology, BMX hereby grants AFFX the exclusive right to license Joint Collaboration Technology to third parties (so subject to Section 5.11) outside of the Licensed Field, subject to (i) the provisions of Section 5.2(e), (ii) BMX's right to share in revenues from such license as may be agreed to in good faith by the Parties, and (iii) the obligation to consult with BMX as to the grant and terms of such license. In the event that AFFX does not pursue any licensing opportunity brought to its attention by BMX within [ * ] then BMX shall have the right to pursue such opportunity and share revenues therefrom in accordance with the good faith agreement of the Parties. In the absence of agreement as to sharing of revenue, the matter shall be resolved as provided in Section 2.10 hereof, except that each Party shall set forth its proposal for such sharing and, if agreement is not reached, the more suitable proposal shall be determined and adopted without change from such Party's final proposal pursuant to arbitration as provided in Section 14.1 hereof.
         (e)  With respect to grant of license of Joint Collaboration
Technology to third parties for use outside the


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Licensed Field, in cases where BMX's Patent Right(s) or Know-how other than
Joint Technology dominate such technology, the Parties agree as follows:
              (i) if such Joint Collaboration Technology is proposed to be licensed principally for use with AFFX Licensed Core Technology, then AFFX shall have primary responsibility for negotiating the terms and conditions of any such license but shall consult with BMX as to the grant and terms of such license;
              (ii) if such Joint Collaboration Technology is proposed to be licensed for any other use then BMX shall have primary responsibility for negotiating the terms and conditions of any such license but shall consult with AFFX as to the grant and terms of such license.
In all cases under (i) and (ii) above each Party shall be entitled to share in revenues from the license as may be agreed in good faith by the Parties, and absent such agreement, sharing shall be determined as provided in the last sentence of Section 5.2(d). In no event shall either Party grant a license of technology of the other Party (other than Joint Collaboration Technology as provided above) without such other Party's consent.
    5.3 OPTION FOR NON-EXCLUSIVE LICENSES IN THE [ * ] AND [ * ] FIELDS. Subject to pre-existing agreements, AFFX grants BMX non-exclusive options (the "Options") to enter into non-exclusive licenses under AFFX Licensed Core Technology (and Collaboration Technology, as applicable) to expand BMX's products for Clinical Diagnosis (and otherwise subject to the limitations of the Licensed Field except as expanded to include [ * ] and [ * ] as specified herein) that would use Licensed DNA Probe Arrays to


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include categories of products for [ * ] (not otherwise included in the license granted hereby) ([ * ] Option") and products for the testing of [ * ] (for any condition, except for the diagnosis of [ * ] to the extent that such rights have been previously granted on an exclusive basis to a third party) ([ * ] Option"). Exercise of each Option shall be conditional upon AFFX and BMX executing a definitive agreement with regard to the relevant field, including a mutually acceptable work plan (and an appropriate budget, license fees, milestones and royalties no greater, in each case, than those agreed to for the exclusive license in the Bacteriology Field) not later than [ * ] after AFFX shall have sent BMX a substantive proposal in such regard. Prior to conclusion of any definitive agreement or any payment for the extension of the right to exercise an option as provided below, AFFX shall, at the request of BMX, disclose the existence and extent of any other agreements with third parties, or known third party rights or claims to which any option rights would potentially be subject. If a definitive agreement has not been signed under either Option by the end of the Initial Option Period, BMX may elect to extend either Option or both Options for a one-year period by paying [ * ] per Option extended on or before the end of the Initial Option Period. If, however, an agreement with respect to one such Option is concluded on or prior to the end of the Initial Option Period, the right to exercise the other Option will be automatically extended six (6) months from the end of the Initial Option Period (the "Second

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Option Period"), and the right to exercise such other Option may be further extended for a one-year period by paying [ * ] on or before the end of the Second Option Period.
    5.4 INDUSTRIAL TESTING AND OTHER FIELDS. Subject to pre-existing agreements and within AFFX's sole discretion, AFFX shall give reasonable consideration to requests by BMX to expand the definition of Licensed Field to include the use of AFFX Licensed Core Technology and AFFX Collaboration Technology in conjunction with Licensed DNA Probe Arrays for Industrial Testing applications (food, pharmaceuticals, cosmetics), upon reasonable commercial terms, including without limitation, license fees, milestone payments, royalties and appropriate manufacturing arrangements. The Parties may also carry out good faith discussions as to extension of the Collaboration to other fields and for other applications as they may deem to be in their respective best interests.
    5.5 EXCLUSIVITY OF LICENSE. Except as otherwise provided herein, the license granted BMX pursuant to Section 5.2(a) shall be the exclusive license of the AFFX Core Technology and the AFFX Collaboration Technology for assays containing DNA Probe Arrays for Clinical Diagnosis in the Bacteriology Field, except for fluorescence readers sold to hospitals (to the extent rights have been granted to a third party) for which the license shall be nonexclusive (such exclusivity being subject to the conditions set forth below), and nonexclusive in the balance of the Licensed Field. BMX may not assign its license rights and may grant sublicenses only to Affiliates.


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    5.6  LIMITATIONS OF LICENSE.  It is expressly understood that AFFX does not grant and has not granted BMX any license under any AFFX Licensed Core Technology or AFFX Collaboration Technology or any other AFFX technology or intellectual property rights, either express or implied, for research supply products, or to conduct any basic genomic research (e.g., gene expression, gene discovery, gene sequencing, marker discovery, functional discovery, or gene mapping, or polymorphism screening) with the Licensed DNA Probe Arrays (while the parties recognize that chips that are made for diagnostic purposes may incidentally result in genetic discoveries), or to manufacture or have a third party manufacture any DNA probe arrays, except as explicitly provided here and in the Manufacturing Agreement. BMX may not sublicense or assign the rights herein except as expressly provided herein.
    5.7  TERMS AND CONDITIONS OF EXCLUSIVITY.
         (a) To retain its exclusivity in the Bacteriology Field, BMX shall use reasonable commercial efforts, comparable to those applied to its sole developments of its own major products, in the development, marketing and sales of Licensed Diagnostic Assays hereunder. The provisions below are to be considered as specific requirements for BMX to retain its exclusivity and not as an exhaustive description of the diligence obligations.
         (b) BMX shall have the following specific diligence obligations (provided that AFFX shall have fulfilled preconditions to BMX's meeting such requirements, including disclosure in full to BMX in a timely fashion of the results of any research and development work for which it is responsible and which is relevant to fulfillment of such BMX obligations).


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Initially, the exclusivity of the license in the Bacteriology Field shall continue for [ * ] (or any extension of such time
period to which the Parties mutually agree) from the Effective Date of this Agreement, except that such license shall become nonexclusive upon failure of BMX to meet any of the following development milestones within the time period indicated (or any extension of such time period to which the Parties mutually agree). All such time periods are to be measured from the Effective Date of this Agreement.
              MILESTONES                    TIME PERIOD
    (i)   [ * ]                             [ * ]

    (ii)  [ * ]                             [ * ]

    (iii) [ * ]                             [ * ]

    (iv)  [ * ]                             [ * ]

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              MILESTONES                    TIME PERIOD

    (v)  [ * ]                              [ * ]

The time periods indicated may be extended by the Committee and shall be extended as necessary where BMX's inability to comply results from failure of AFFX to fulfill preconditions that would have reasonably been necessary for BMX to meet the foregoing milestones.
         (c) In the event BMX maintains the exclusivity of its license in accordance with the foregoing milestones, such exclusivity shall continue during the remaining term of the license, except that such license shall become non-exclusive upon failure by BMX to meet any of the following criteria unless such failure is reasonably attributable to failure by AFFX to fulfill its supply obligations under the Manufacturing Agreement or other AFFX obligations hereunder:
              (i) BMX shall have launched and be diligently marketing a Licensed Diagnostic Assay in three of the following four countries by [ * ] Japan, France, Italy and Germany (together with the United States, hereinafter referred to as the "Major Market Countries");
              (ii) BMX shall have made appropriate applications by [ * ] to the United States Food and Drug Administration for approval of a Licensed Diagnostic Assay;
              (iii) BMX shall attain the following minimum worldwide Net Sales of all Licensed Diagnostic Assays (in the


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aggregate, "Worldwide Aggregate Net Sales") during the calendar years set forth below:
                             Minimum
         Calendar              Net
           Year               Sales
         --------            -------
           2001             $ [ * ]
           2002               [ * ]
           2003               [ * ]
           2004               [ * ]
           2005               [ * ]
           2006               [ * ]
           2007               [ * ]

(provided, however, that if actual Worldwide Aggregate Net Sales in any [ * ] calendar years between 2001 and 2007 fall short of the minimum sales set forth above, but are not less than [ * ] of such minimum sales, BMX shall have the right to maintain exclusivity by payment to AFFX of an amount that is equal to [ * ] of the difference, in dollars, between the minimum
Worldwide Net Sales figure and the actual Worldwide Aggregate Net Sales for the calendar year in question).
    5.8 SPECIFIC TESTS. Notwithstanding any termination of exclusivity in the Bacteriology Field which is due solely to failure to meet the criteria of
Section 5.7(c)(iii) above, the exclusivity of BMX's rights Licensed Diagnostic Assays to the specific Licensed DNA Probe Arrays it is diligently selling in the Bacteriology Field at the time of such termination shall continue during the term of the license, provided that and so long as BMX is continuing to sell such product with reasonable diligence.
         (a) AFFX shall retain the sole right and no license is granted herein to supply instruments and components, including, without limitation, DNA Probe Arrays based on AFFX Licensed Core


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Technology, to third parties for "home brew" tests for targets in the
Bacteriology Field in countries in which BMX is not diligently marketing a Licensed Diagnostic Assay that is configured substantially in such manner as to be approvable in the USFDA (or, in the case of the United States, is approved by the USFDA), if the same were to be offered for commercial sale in the United States. BMX shall have no obligation to sell readers, instruments or other products to AFFX for this purpose. AFFX shall act reasonably at all times to ensure its reasonable ability to terminate such supply in the country in question no later than such time as BMX shall commence the diligent marketing thereof a Licensed Diagnostic Assay that is substantially so configured as to be approvable by the USFDA for such target(s) that is a comparable substitute in performance and end-use for the "home brew" product concerned. Upon notice that BMX is commencing such marketing, AFFX shall reasonably endeavor promptly to terminate any such supply, provided that BMX will make such comparable substitute configured as above for sale in such country. Subject to the foregoing, AFFX shall not be obligated to terminate any such existing supply arrangement in such manner as to cause breach or default of such arrangement by AFFX. Upon commencement of such marketing as above, and except to the extent of any "home brew" supply arrangement which has not yet been terminated, in each case BMX shall then be accorded exclusivity with respect to such test(s) in the Bacteriology Field in accordance with the terms of this Article 5.
    5.9 ASSAYS SUBJECT TO THIRD PARTY RIGHTS. If BMX retains its exclusivity in the Bacteriology Field after [ * ]


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AFFX may, from time to time, request that BMX endeavor to include in one or more of its Licensed Diagnostic Assays an assay whose manufacture, use or sale is subject to intellectual property rights of a third party. If such request concerns an assay within the Bacteriology Field which the parties reasonably agree would have worldwide sales in excess of [ * ] per year ("Significant Assay") and would not compete with any assay already included or projected for inclusion in such Licensed Diagnostic Assays, BMX shall use reasonable efforts to seek, with the cooperation of AFFX, to obtain all licenses requisite for such assay or, if necessary, to develop an alternative means to make, use and sell such assay. If within [ * ] following such request BMX is unable or unwilling to make arrangements for development of such assay, the Parties will further consult, and, if AFFX so requests, BMX will make a limited and partial waiver of the exclusivity of its license in the Bacteriology Field solely to the extent necessary to permit development of such an assay by a third party under a separate license from AFFX and supply of DNA Probe Arrays therefor by AFFX. The terms and limitations of such waiver shall be set forth in writing by BMX and BMX shall retain all rights to develop or cause the development of such a product at a later time, if it should obtain the necessary rights from the third party or otherwise. Any waiver of exclusivity in the Bacteriology Field for purposes of introduction of a product under this section shall not be deemed to constitute a loss of exclusivity in such Field for the purposes of any other section of this Agreement.

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

    5.10 OTHER ASSAYS. In the event AFFX desires at any time during the term of this Agreement to develop or have a third party develop an assay in the Bacteriology Field that is not provided for in Section 5.8 and is not developed by BMX (such as where, for example, there may be an interest to have an assay developed to demonstrate clinical utility in a selected market), whether or not such assay is covered by any third party intellectual property rights, and AFFX can reasonably demonstrate that (i) the assay addresses only a limited geographic or otherwise selected market portion of the potential markets for the assay that would not compete significantly with any assay that is marketed, is being developed by or is projected to be developed by BMX, and (ii) BMX has no existing bona fide plans to develop such an assay, and (iii) AFFX presents a reasonable plan for development of such an assay by itself or in conjunction with a third party, and a reasonable level of detail regarding such product and the plan for development and funding of same, then BMX shall make a limited and partial written waiver in the manner described above, permitting development of such assay by AFFX or a third party under a separate license from AFFX, in accordance with such plan without prejudice to subsequent introduction of such a product by BMX provided, however, that if for any reason BMX elects not to make such a waiver, then BMX shall promptly generate, and provide to AFFX, a development plan for expeditiously and diligently developing and marketing the assay that is the subject of the waiver request, on a priority level at least as high as the other similar products then-currently under development, and fund such development within the Collaboration.


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In connection with any such BMX plan, AFFX shall be prepared to make available to BMX cooperative arrangements and related benefits substantially as favorable as any that were to be offered to a third party under the plan for development originally presented by AFFX. If BMX fails to expeditiously develop such a plan and fund such development in reasonably timely fashion taking account of all relevant commitments hereunder, BMX shall be deemed to have granted the foregoing waiver of exclusivity, and AFFX shall be free to develop such assay with a third party and supply DNA Probe Arrays therefor under a separate license from AFFX. Any waiver of exclusivity in the Bacteriology Field for purposes of introduction of a product under this section shall not be deemed to constitute a loss of exclusivity in such Field for the purposes of any other section of this Agreement. BMX shall have no obligation to sell readers, instruments or other products to AFFX for this purpose. Such supply relationship between AFFX and such third party shall be rendered non-exclusive as to BMX and BMX may exercise its applicable rights hereunder and under the Manufacturing Agreement as related to Licensed DNA Probe Arrays pertaining to such assay if so requested by BMX upon notice that BMX represents in good faith that it would commence the diligent marketing of a Licensed Diagnostic Assay for such target(s) that is a comparable substitute in performance and end-use for the assay concerned. Subject to the foregoing, AFFX shall not be obligated to take any action with respect to such supply arrangement so as to cause breach or default of such arrangement by AFFX. Upon commencement of marketing by BMX of the assay concerned or an assay which is a


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comparable substitute in performance or end-use therefor and except to the extent of any continuing third party arrangements as aforesaid with respect to the assay developed pursuant to the AFFX proposal, in each case BMX shall then again be accorded exclusivity with respect to such test(s) in the Bacteriology Field in accordance with the terms of this Article 5.
    5.11 LOSS OF RIGHT TO INTRODUCE NEW ASSAYS AND OTHER PRODUCTS.
         (a) In the event that, BMX decides to market no broad-ranged Licensed Diagnostic Assay, (i.e., an assay capable of testing for [ * ] hereinafter referred to as a "Broad-Ranged Assay") in the Bacteriology Field in all or any of the three major world regions of the United States, Europe or Asia (the "Regions"), but still desires to sell Licensed Diagnostic Products (other than Broad Ranged Assays in the Bacteriology Field and Region), BMX's license to the Licensed Diagnostic Products it is then developing shall thereafter be non-exclusive in such Region(s), and BMX shall have no further right to make, have made, use, import, distribute or sell, or have AFFX manufacture, New Licensed Diagnostic Products using AFFX Licensed Core Technology or AFFX Collaboration Technology in the Region concerned. A product shall be considered a "New Licensed Diagnostic Product" (as such term is used herein) unless, at the time of the applicable loss of the rights with respect to New Licensed Diagnostic Products, such product or an earlier version thereof which differs only

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evolutionarily from such product was being sold by BMX in any Region or was in clinical trials or subsequent stages of development, or an application for regulatory approval had been filed in a Major Market Country.
         (b) In addition, BMX shall lose all rights under its license to make, have made, use, import, distribute or sell, or have AFFX manufacture, New Licensed Diagnostic Products using AFFX Licensed Core Technology or AFFX Collaboration Technology as of the close of any calendar year referred to below in which it shall fail to meet the following worldwide sales for such year:


                                       Minimum Number
         Calendar                 of Licensed Diagnostic
           Year                            Assays
         ---------                -----------------------
           2001                            [ * ]
           2002                            [ * ]
           2003                            [ * ]
           2004                            [ * ]
           2005                            [ * ]
           2006                            [ * ]
           2007                            [ * ]


and, for each year thereafter until the end of the calendar year 2010, minimum requirements of Licensed DNA Probe Arrays equal to the minimum of such sales for the preceding calendar year plus [ * ] of such minimum.
         (c) To maintain its licenses of AFFX Licensed Core Technology in respect of its Licensed Diagnostic Assays hereunder, notwithstanding any termination of exclusivity, BMX shall continue to have an obligation of reasonable diligence in the circumstances respecting such Licensed Diagnostic Assays as it shall continue to be permitted to sell, comparable to the diligence it normally exercises in connection with other comparable products. In the event of lack of such reasonable diligence in respect of any such assay or of Licensed Diagnostic Assays in general, AFFX may call upon BMX to relinquish its license for such product or products, as applicable, but in such circumstances any loss of license rights shall be subject to a reasonable phase-out permitting orderly fulfillment of third-party obligations and business expectations.
    5.12 ENTRY BY AFFX. Beginning on the seventh anniversary of the Effective Date, AFFX may exercise the right to make, use and sell diagnostic products including DNA Probe Arrays in the Bacteriology Field using AFFX's AFFX Licensed Core Technology on a co-exclusive basis with BMX, upon repayment by AFFX to BMX of one-half of the total amount of R&D support and one-half of the total amount of milestone payments received from BMX under this Agreement. In such case, AFFX shall have no right to sublicense, except to Affiliates. AFFX will in no case commence research or development work related to any such product until after July 1, 1999. This provision is not intended to give AFFX any rights or license to BMX intellectual property or instrumentation. AFFX shall have no right to use any technology developed at BMX's expense (other than the Related Funded Technology) in connection with the Collaboration in competing products or systems serving the same diagnostic purpose and market as the BMX products resulting from the Collaboration. In the event that AFFX converts BMX's license to a co-exclusive license as described in this provision, (i) the provisions and requirements of Section 5.10 shall cease to be applicable and (ii) the minimum Worldwide Aggregate Net Sales referred to above in Section 5.7(b)(iii) for


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maintaining exclusivity shall be reduced by one-half on a going-forward basis, and, if BMX fails to meet such reduced minimums, its license shall be converted from co-exclusive to non-exclusive.
    5.13 PATENT MARKING, LICENSE LEGEND AND TRADEMARKS. BMX shall mark each Licensed Diagnostic Assay and Other Licensed Product (i) with appropriate patent and copyright notices, (ii) with notices that the Licensed Diagnostic Assays are licensed for one-time use only and only in the Licensed Field, and not for research purposes, and (iii) with a trademark and other logo of AFFX, all in accordance with reasonable instructions to be provided by AFFX, and reasonably acceptable to BMX. BMX shall notify AFFX when such notice must be provided for each product release.

                                ARTICLE VI.  ROYALTIES

    6.1 ROYALTIES PAYABLE TO AFFX IN RESPECT OF SALE OF AFFX HIGH DENSITY PROBE ARRAYS.
         (a) For the license to AFFX Licensed Core Technology and AFFX Collaboration Technology under Section 5.2(a)(i), AFFX shall receive a royalty based on the applicable royalty rate described below as applied to Net Sales of Licensed Diagnostic Assays by BMX and its Affiliates to non-Affiliated third parties, such sales being broken down by category depending upon the type of Licensed DNA Probe Array included in such Licensed Diagnostic Assays. For each quarter the applicable royalty rate shall be computed based on a fraction consisting of (A) [ * ]


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[ * ] as the numerator over (B) the denominator consisting of the Net Sales of the applicable Licensed Diagnostic Assays for such quarter expressed as a percentage (the "Cost Ratio") for that particular product. If the Cost Ratio is greater than or equal to [ * ] there shall be no royalty. If the Cost
Ratio is greater than or equal to [ * ] but less than [ * ] the royalty rate shall be [ * ] less [ * ] of the Cost Ratio. If the Cost Ratio is greater than or equal to [ * ] but less than [ * ], the royalty rate shall be [ * ] less [ * ] of the Cost Ratio. If the Cost Ratio is less than [ * ] the royalty rate shall be [ * ] the Cost Ratio. Upon expiration or loss of exclusivity pursuant to Section 5.7, the royalty for such Licensed Diagnostic Assays under Section 5.2(a)(i) during the remainder of the royalty term shall be reduced by [ * ]
         (b) The Parties recognize that the above royalty structure is based on the assumption that BMX's dominant or sole source of profit in the Licensed Field is on disposable kits. Should BMX's business model change such that a significant profit source of BMX is in the distribution of instrumentation, software, data or otherwise, the Parties will confer to modify the above royalty structure accordingly.


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    6.2  ROYALTY TERM.  The royalty obligation shall continue during the life of any patent upon any invention included by way of patent or application in the licensed AFFX Licensed Core Technology and during the life of any subsequently issued AFFX patent included therein the claims of which cover the applicable Licensed Diagnostic Assay. In any event, royalties shall be payable on a product-by-product basis in each of the three major Regions for a minimum of ten
(10) years from first sale of a Licensed Diagnostic Assay in a major country of each such Region, and in respect of any product as to which BMX has rights hereunder related to Know-how for the duration of such rights, provided that such Know-how is secret and substantial, and provided further that after the above-mentioned ten (10) year period and expiration of Patents in any territory, the royalty rate then applicable shall be reduced by [ * ] and provided further that if the only remaining AFFX Licensed Core Technology used in connection with the product consists of Copyright(s), the royalty rate for use thereof shall be a reasonable rate for such use to be agreed by the Parties.
    6.3 REPORTS AND PAYMENT. BMX shall deliver to AFFX within sixty (60) days after the end of each calendar quarter a written report showing its computation of royalties due upon Licensed Diagnostic Assays under this Agreement upon Net Sales by BMX and its Affiliates during such calendar quarter. All Net Sales shall be segmented in each such report according to sales of applicable categories of Licensed Diagnostic Assays by BMX and each Affiliate, as well as on a country-by-country basis, including the rates of exchange used to convert such royalties to United


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States Dollars from the currency in which such sales were made.  Such calculation shall be made in accordance with the internal accounting procedures of bioMerieux S.A. as of the Effective Date and described in Schedule 7 hereto. Subject to the provisions of Section 6.4 of this Agreement, simultaneously with the delivery of each such report, BMX shall tender payment in United States Dollars of all royalties shown to be due therein. The balance remaining unpaid fifteen (15) days after the due date shall bear interest at the rate of [ * ] percentage points above the prime interest rate quoted by the Bank of America on the unpaid balance.
    6.4 TAXES. Any and all taxes imposed or levied on account of royalties payable under this Agreement which are required to be withheld by BMX or its Affiliates shall be withheld by BMX and its Affiliates, as the case may be, and shall be paid to the proper taxing authority. Proof of payment shall be secured and sent to AFFX by BMX as evidence of such payment. Such taxes shall be deducted from the royalty that would otherwise be remittable by BMX and its Affiliates.
    6.5 RECORDS. BMX shall keep, and shall require all its Affiliates to keep, for a period of at least three years, full, true and accurate books of account and other records containing all information and data which may be necessary to ascertain and verify the royalties payable hereunder. During the term of this Agreement and for a period of three years following its termination, AFFX shall have the right from time to time (not to exceed once during each calendar year) to inspect in confidence, or have an agent, accountant or other representative inspect in


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confidence, such books, records and supporting data.  If the inspection report discloses an underpayment of [ * ] or more in the amounts due, the cost of such inspection shall be borne by BMX and the underpaid amount shall be paid to AFFX within thirty (30) days of such reporting.
    6.6 SPECIAL ARRANGEMENT AS TO CERTAIN THIRD PARTY ROYALTIES. The Parties acknowledge that the practice of the Know-how that is within the scope of the AFFX Core Technology as such scope is described on Schedule 6.6 hereto may involve the use of proprietary rights of third parties. The Parties shall endeavor to find a means of practicing such Know-how which does not fall within the ambit of any such third party rights or otherwide maintain such costs at a low level.

               ARTICLE VII.  PATENT PROSECUTION AND INFRINGEMENT RIGHTS

    7.1  RESPONSIBILITY FOR PATENTING OF TECHNOLOGY.
         (a) Except as otherwise provided in this Agreement, AFFX shall have the right to seek or continue to seek or maintain patent protection on any AFFX Collaboration Technology and any Joint Collaboration Technology in any country, in reasonable consultation with BMX and consistent with ownership and rights as herein agreed. If AFFX elects not to seek or continue to seek or maintain patent protection on any such AFFX Collaboration Technology or Joint Collaboration Technology in any country, BMX shall have the right, at its expense, (i) to require AFFX to file, procure or maintain any patent or patent application encompassed within AFFX Collaboration Technology, in AFFX's name, in such countries and (ii) to require AFFX to or to file, procure


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

and maintain in such countries patents on Joint Collaboration Technology. AFFX agrees to advise BMX of all significant decisions taken with respect to this section in a timely manner in order to allow BMX to protect its rights under this Section. Except as otherwise provided in this Agreement, BMX shall have the right to seek or continue to seek or maintain patent protection on any BMX Collaboration Technology in any country. Each Party shall bear all costs incurred by it in exercising the foregoing rights.
         (b) Each Party shall provide the other Party with copies of all substantive communications from all patent offices regarding applications or patents on any Joint Collaboration Technology promptly after the receipt thereof. Each Party shall provide the other Party with copies of all proposed substantive communications to such patent offices regarding applications or patents on any Joint Collaboration Technology in sufficient time before the due date in order to enable the other Party an opportunity to comment on the content thereof.
         (c) Each Party shall make available to the other Party or its authorized attorneys, agents or representatives, such of its employees whom the other Party in its reasonable judgment deems necessary in order to assist it in obtaining patent protection for the Joint Collaboration Technology. Each Party shall sign or use its reasonable efforts to have signed all legal documents necessary to file and prosecute patent applications or to obtain or maintain patents at no cost to the other Party.
    7.2  INFRINGEMENT.


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

         (a) Each Party shall promptly report in writing to the other Party during the term of this Agreement, with respect to the Licensed Diagnostic Products and the subject matter of the Collaboration, any (i) known infringement or suspected infringement of any of the Patent Rights, (ii) known infringement or suspected infringement of any of the Copyrights, or (iii) unauthorized use or misappropriation of Know-How or Confidential Information by a third party of which it becomes aware, and shall provide the other Party with all available evidence supporting said infringement, suspected infringement or unauthorized use or misappropriation.
         (b) Each Party shall have the right to initiate an infringement or other appropriate suit against any third party who at any time has infringed, or is suspected of infringing, any of such Party's solely owned Patent Rights or Copyrights or of using without proper authorization all or any portion of such Party's solely owned Know-How. Except as provided in subsection (d) below, AFFX shall have the first right to initiate an infringement or other appropriate suit against any third party who at any time has infringed, or is suspected of infringing, any of the Patent Rights constituting Joint Collaboration Technology or Copyrights constituting Joint Collaboration Technology or of using without proper authorization all or any portion of the Know-How constituting Joint Collaboration Technology. With respect to any suit involving such Joint Collaboration Technology, AFFX shall give BMX sufficient advance notice of its intent to file said suit and the reasons therefor, and shall provide BMX with an opportunity to make suggestions and comments


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regarding such suit.  AFFX shall keep BMX promptly informed, and shall from time to time consult with BMX regarding the status of any such suit and shall provide BMX with copies of all documents filed in, and all written communications relating to, such suit.
         (c) AFFX shall have the sole and exclusive right to select counsel for any suit involving the Joint Collaboration Technology referred to in subsection (b) above and shall, except as provided below, pay all expenses of the suit, including without limitation attorneys' fees and court costs. BMX, in its sole discretion, may elect, within sixty (60) days after the commencement of such litigation, to contribute a fixed percentage of up to [ * ] of the costs incurred by AFFX in connection with such litigation, including, without limitation, reimbursement of AFFX's expenses hereunder.
If it so elects, any damages, royalties, settlement fees or other consideration received by AFFX or any of its Affiliates for past infringement or misappropriation as a result of such litigation shall be shared by the Parties pro-rata based on their respective sharing of the costs of such litigation. In the event that BMX elects not to contribute to the costs of such litigation, AFFX and/or its Affiliates shall be entitled to retain any damages, royalties, settlement fees or other consideration for past infringement or misappropriation resulting therefrom. If necessary or desirable, BMX shall join as a party to the suit but shall be under no obligation to participate except to the extent that such participation is required as the result of being a named party to the suit. If AFFX requires
BMX to join in such suit and BMX has not elected to contribute to the costs of such

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suit, AFFX shall indemnify and defend BMX against any claims or damages arising out of the initiation of such suits or any claims for injunctive relief against such third party infringers. BMX shall have the right to participate and be represented in any such suit by its own counsel at its own expense. BMX shall offer reasonable assistance to AFFX in connection therewith at no charge to AFFX except for reimbursement of reasonable out-of-pocket expenses, including salaries of BMX's personnel, incurred in rendering such assistance. BMX shall have the right to participate and be represented in any such suit by its own counsel at its own expense.
         (d) In the event that AFFX elects not to initiate an infringement or other appropriate suit involving the Joint Collaboration Technology pursuant to subsection (b) above, AFFX shall promptly advise BMX of its intent not to initiate such suit, and BMX shall have the right, at its expense, of initiating an infringement or other appropriate suit against any third party who at any time has infringed, or is suspected of infringing, any of the Patent Rights constituting Joint Collaboration Technology or Copyrights constituting Joint Collaboration Technology or of using without proper authorization all or any portion of the Know-How constituting Joint Collaboration Technology. In exercising its rights pursuant to this subsection (d), BMX shall have the sole and exclusive right to select counsel and shall, except as provided below, pay all expenses of the suit including without limitation attorneys' fees and court costs. AFFX in its sole discretion, may elect, within sixty (60) days after the commencement of such litigation, to contribute a fixed percentage


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of up to [ * ] of the costs incurred by BMX in connection with such litigation, including, without limitation, reimbursement of BMX's expenses hereunder. If it so elects, any damages, royalties, settlement fees or other consideration received by BMX or any of its Affiliates for past infringement or misappropriation as a result of such litigation shall be shared by the Parties pro rata based on their respective sharing of the costs of such litigation. In the event that AFFX elects not to contribute to the costs of such litigation, BMX and/or its Affiliates shall be entitled to retain any damages, royalties, settlement fees or other consideration for past infringement or misappropriation resulting therefrom. If necessary or desirable, AFFX shall join as a party to the suit but shall be under no obligation to participate except to the extent that such participation is required as a result of being a named party to the suit. At BMX's request, AFFX shall offer reasonable assistance to BMX in connection therewith at no charge to BMX except for reimbursement of reasonable out-of-pocket expenses, including salaries of AFFX's personnel, incurred in rendering such assistance. If BMX requires AFFX to join in such suit and AFFX has not elected to contribute to the costs of such suit, BMX shall indemnify and defend AFFX against any claims or damages arising out of the initiation of such suits or any claims for injunctive relief against such third party infringers. AFFX shall have the right to participate and be represented in any such suit by its own counsel at its own expense.
    7.3  CLAIMED INFRINGEMENT.


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         (a)  In the event that a third party at any time provides written notice of a claim to, or brings an action, suit or proceeding against, either Party or any of their respective Affiliates, including claims made to BMX by distributors or customers, claiming infringement of its patent rights or copyrights or unauthorized use or misappropriation of its know-how, based upon an assertion or claim arising out of the development, use, manufacture, importation, distribution and/or sale of Licensed Diagnostic Products, such Party shall promptly upon learning thereof notify the other Party of the claim or the commencement of such action, suit or proceeding, enclosing a copy of the claim and/or all papers served. Each Party agrees to make available to the other Party its advice and counsel regarding the technical merits of any such claim at no cost to the other Party.
         (b) EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, THE FOREGOING STATES THE ENTIRE RESPONSIBILITY OF THE PARTIES IN THE CASE OF ANY CLAIMED INFRINGEMENT OR VIOLATION OF ANY THIRD PARTY'S PATENT RIGHTS OR COPYRIGHTS OR UNAUTHORIZED USE OR MISAPPROPRIATION OF ANY THIRD PARTY'S KNOW-HOW.

                        ARTICLE VIII.  CONFIDENTIAL INFORMATION

    8.1 TREATMENT OF CONFIDENTIAL INFORMATION. Each Party hereto shall maintain the Confidential Information of the other Party in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to others, or use it for any purpose, except as permitted or contemplated by this Agreement or pursuant to, and in order to carry out, the
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every reasonable precaution to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees, consultants, collaborators, subcontractors, agents, Affiliates, Distributors or Sublicensees. Each party agrees to use reasonable efforts to maintain in confidence the Know-how licensed to or communicated to the Other Party; provided, however, that the foregoing shall not limit either party from disclosing its confidential information under appropriate terms of confidentiality to third party licensees as appropriate (but only if and to the extent AFFX can disclose such confidential AFFX information without making any disclosure of BMX confidential information).
    8.2 RELEASE FROM RESTRICTIONS. The provisions of Section 8.1 shall not apply to any Confidential Information disclosed hereunder which:
         (a) was known or used by the receiving Party or its Affiliates prior to its date of disclosure to the receiving Party, as evidenced by the prior written records of the receiving Party or its Affiliates or was independently developed by employees or consultants of the receiving party who had no access to such Confidential Information of the disclosing party; or
         (b) either before or after the date of the disclosure to the receiving Party is lawfully disclosed without restriction on disclosure to the receiving Party or its Affiliates by an independent, unaffiliated third party rightfully in possession of the Confidential Information; or
         (c) either before or after the date of the disclosure to the receiving Party becomes published or generally known to


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the public through no fault or omission on the part of the receiving Party or its Affiliates; or
         (d) is required to be disclosed by the receiving Party to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations, provided that the receiving Party provides prior written notice of such disclosure to the other Party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.
    8.3 PUBLICATIONS. The following restrictions shall apply with respect to the disclosure in scientific journals or publications or oral communications at any trade show or conference by any Party or any of its Affiliates or any employee or consultant of any Party or any of its Affiliates of Confidential Information of the other Party relating to the Collaboration:
         (a) a Party (the "publishing Party") shall provide the other Party with an advance copy or summary of any proposed publication or communication (which may be in draft form) and such other Party shall have a reasonable opportunity to recommend any changes it reasonably believes are necessary to preserve patent rights, copyrights or know-how belonging in whole or in part to AFFX or BMX, and the incorporation of such recommended changes shall not be unreasonably refused; and
         (b)  if such other Party informs the publishing Party, within thirty
(30) days of receipt of an advance copy or summary of a proposed publication or communication, that such publication in its reasonable judgment could be expected to have a material adverse effect on any patent rights, copyrights or know-how


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belonging in whole or in part to AFFX or BMX, the publishing Party shall, to the extent permitted by its agreements with its employees and consultants, delay or prevent such publication as proposed. In the case of inventions, the delay shall be sufficiently long, but not less that ninety (90) days, to permit the timely preparation and filing of a patent application or application(s) for a certificate of invention on the information involved.

                               ARTICLE IX.  TERMINATION

    9.1 TERM OF AGREEMENT. Unless earlier terminated in accordance with the provisions of this Article IX, this Agreement shall remain in effect until the later of (a) the expiration of the licenses granted in Section 5.2(a) of this Agreement or (b) the supply obligations set forth in the Manufacturing Agreement.
    9.2 TERMINATION OF COLLABORATION. AFFX may cause the development portion of the Collaboration to terminate, without prejudice to the licenses granted by this Agreement and the other provisions hereof, and without prejudice to the Manufacturing Agreement, upon six (6) months prior notice to BMX, provided that no such termination shall be effective until the completion of the term of the initial commitment as described in Section 2.4 and the substantial fulfillment of AFFX's obligations under any Agreed Budget and Agreed Workplan; provided, however, that without the written consent of BMX AFFX shall not terminate the development portion of the collaboration at such time or in such manner as to prevent the formulation of such specifications as may be reasonably necessary to permit implementation of the

Manufacturing Agreement as contemplated hereby. In the event that AFFX terminates the Collaboration pursuant to this Section 9.2 upon completion of the initial commitment as described in Section 2.4 and, notwithstanding request by BMX for continuation of the Collaboration for an additional Contract Year fails to negotiate in good faith such continuation, then the Collaboration shall cease without prejudice to the other obligations of the Parties as provided in Section 9.1; provided, however, that the licenses to AFFX under BMX's Collaboration Technology shall also terminate. BMX may cause the development portion of the Collaboration to terminate upon six (6) months prior notice to AFFX provided that termination occurs after completion of the initial commitment as described in Section 2.4 and the substantial fulfillment of BMX'S obligations under any Agreed Budget and Agreed Workplan. Such termination by BMX as permitted hereby shall be without prejudice to the licenses granted hereby, which shall continue in effect.
    9.3 TERMINATION BY BMX. In the event that, at any time prior to first launch by BMX of a Licensed Diagnostic Assay in the Bacteriology Field in a Major Market Country, BMX decides not to continue to support the Agreed Budget and Agreed Workplan (and provided that BMX and AFFX are unable to agree on appropriate modifications to such Budget and Workplan), BMX shall promptly so notify AFFX in writing that it wishes to terminate the Collaboration and this Agreement and all licenses to AFFX technology hereunder shall terminate. In the event of such termination, to the extent BMX has not already funded its minimum commitment under Section 3.1 or under any Agreed Budget, as


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

applicable, BMX shall pay such amounts to AFFX, together with such additional amount as may be necessary to assure that AFFX receives funding at the level previously agreed by BMX for a 12-month period following notice of termination, and AFFX shall be free to use such funds on its own behalf or otherwise without any obligation to BMX.
    9.4  TERMINATION OF AGREEMENT FOR BREACH.  Each Party shall be entitled
(but not required) to terminate this Agreement by written notice to the other Party in the event that the other Party shall be in default of any of its material obligations hereunder or if the other Party shall have materially breached a covenant, representation or warranty made in this Agreement, and shall fail to remedy any such default or breach within forty-five (45) days after notice thereof by the non-breaching Party; provided, however, that in the event of any dispute as to the existence of a default or the adequacy of remedy thereof the Party charged with breach or failure to remedy may require that the right to terminate be determined in arbitration pursuant to Section 14.1 and in the event the arbitrator(s) determine there were reasonable grounds for the Party so charged to dispute termination and that such Party acted in good faith, the arbitrator(s) may afford reasonable opportunity to cure upon such terms as they may direct. Any notice by a Party of termination pursuant to this section shall specifically state that the non-breaching Party intends to terminate this Agreement in the event that the breaching Party shall fail to remedy the default. Upon termination of this Agreement pursuant to this Section 9.4, all licenses and sublicenses granted pursuant to this Agreement shall


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                                          [ * ] Confidential Treatment Requested
                                                             by Affymetrix, Inc.


terminate. The election by a Party to terminate this Agreement shall be without prejudice to any other rights a Party may have with respect to such putative breach.
    9.5 SURVIVAL OF OBLIGATIONS: RETURN OF CONFIDENTIAL INFORMATION. Upon any termination of this Agreement, neither Party shall be relieved of any obligations incurred prior to such termination. Notwithstanding any termination of this Agreement, the obligations of the Parties under Article 9 and Sections 6.3, 7.3, 10.1, Article 8 and Section 14.1, as well as under any licenses which are maintained in effect and any other provisions which by their nature are intended to survive any such termination, shall survive and continue to be enforceable. Upon any termination of this Agreement, each Party shall promptly return to the other Party all written Confidential Information, and all copies thereof, of the other Party which is not covered by a license surviving such termination, except for one copy thereof that may be retained by a Party's legal department for archival purposes.

                 ARTICLE X.  INDEMNIFICATION AND LIABILITY LIMITATIONS

    10.1 PRODUCT LIABILITY INDEMNIFICATION.
         (a) Except to the extent otherwise provided herein and in the Manufacturing Agreement, BMX agrees to defend AFFX [ * ]

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                                          [ * ] Confidential Treatment Requested
                                                             by Affymetrix, Inc.


[ * ] The indemnity set forth in the foregoing sentence shall not apply in the case of any Losses attributable to (i) [ * ]
         (b) Except to the extent otherwise provided herein and in the Manufacturing Agreement, AFFX agrees to defend BMX and [ * ]

                                          [ * ] Confidential Treatment Requested
                                                             by Affymetrix, Inc.


[ * ] The indemnity set forth in the foregoing sentence shall not apply in the case of [ * ]
    10.2 INDEMNIFICATION OF BMX. Except to the extent otherwise provided herein and in the Manufacturing Agreement, and [ * ] AFFX agrees to defend BMX [ * ]


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

                                          [ * ] Confidential Treatment Requested
                                                             by Affymetrix, Inc.


[ * ]
         In addition to the foregoing indemnification, in the event of substantial and extended inability of AFFX to practice the AFFX Licensed Core Technology or to deliver Licensed DNA Probe Arrays due to circumstances as to which BMX would be indemnified under subsection (i) above, the Parties shall consult in good faith and, absent cure within a reasonable time, BMX shall be free to terminate this Agreement and the Manufacturing Agreement.
    10.3 PROCEDURE FOR INDEMNIFICATION. In the event of any such claim against an indemnified party or its Affiliates or any of their agents, directors, officers or employees, the indemnified party shall promptly notify the indemnifying party in writing of the claim and the indemnifying party shall manage and control, at its sole expense, the defense of the claim and the settlement, the indemnified party shall cooperate with the indemnifying party and may, at its option and expense, be represented in any such action or proceeding. The parties shall consult as to any proposal for settlement of an indemnified claim and neither party shall agree to any settlement which materially prejudices the interests of the other party without the prior written consent of such other party which shall not be unreasonably withheld. The indemnifying party shall not be liable for any settlements, litigation costs or expenses incurred by the indemnified party without the indemnifying party's written authorization.

                                 ARTICLE XI.  EXPORT

    11.1 ACKNOWLEDGMENT. The Parties acknowledge that the export of technical data, materials or products is subject to the exporting Party receiving the necessary export licenses and that the Parties cannot be responsible for any delays attributable to export controls which are beyond the reasonable control of either Party. The Parties agree that regardless of any disclosure made by the Party receiving an export of an ultimate destination of any technical data, materials or products, the receiving Party will not reexport either directly or indirectly, any technical data, material or products without first obtaining the applicable validated or general license from the United States Department of Commerce, United States Food and Drug Administration and/or any other agency or department of the United States Government, as required. The receiving Party shall provide the exporting Party with any information, materials, certifications or other documents which may be reasonably required in connection with such exports under the Export Administration Act of 1979, as amended, its rules and regulations, the Federal Food, Drug and Cosmetic Act and other applicable export laws.

    11.2 WRITTEN ASSURANCE. Without limitation of the foregoing, and in support of maintaining a general license for the export of technical data under this Agreement, a Party receiving an export agrees to not knowingly export or reexport any technical data or materials furnished to such Party under this Agreement, any part thereof or any direct product thereof, directly or indirectly, without first obtaining permission to do so from the United States Department of Commerce, the United States Food and Drug Administration and/or other appropriate United States governmental agencies, into any country to which restrictions apply.

                     ARTICLE XII.  REPRESENTATIONS AND WARRANTIES

    12.1 REPRESENTATIONS AND WARRANTIES OF AFFX. AFFX represents and warrants to BMX as follows:
         (a) POWER AND AUTHORITY. The execution and delivery of this Agreement and the Manufacturing Agreement and the performance of the transactions contemplated hereby and thereby have been duly authorized by all appropriate corporate action, and AFFX has all requisite power and authority to enter into this Agreement and the Manufacturing Agreement and to perform its obligations hereunder and thereunder, and each of this Agreement and the Manufacturing Agreement constitutes a valid and binding obligation of AFFX, enforceable against AFFX in accordance with its terms.
         (b) NO BREACH. The performance by AFFX of any of the terms and conditions of this Agreement on its part to be performed does not and will not constitute a breach of any other


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

agreement or understanding, whether written or oral, to which it or any of its Affiliates is a party.
         (c)  RIGHTS TO INTELLECTUAL PROPERTY.
              (i) Set forth on Schedule 2 is a listing, to the extent known as of the date hereof, identifying the Patents of AFFX (such Patents, along with associated Know-how and Copyrights referred to as the "AFFX IP") to be utilized, in the Collaboration and in connection with the Manufacturing Agreement.
              (ii) AFFX owns or has the right to use pursuant to license, sublicense, agreement or permission all the AFFX IP.
    12.2 REPRESENTATIONS AND WARRANTIES OF BMX.
         (a) POWER AND AUTHORITY. The execution and delivery of this Agreement and the Manufacturing Agreement and the performance of the transactions contemplated hereby and thereby have been duly authorized by all appropriate corporate action, and BMX has all requisite power and authority to enter into this Agreement and the Manufacturing Agreement and to perform its obligations hereunder and thereunder, and each of this Agreement and the Manufacturing Agreement constitutes a valid and binding obligation of BMX, enforceable against BMX in accordance with its terms.
         (b) NO BREACH. The performance by BMX of any of the terms and conditions of this Agreement on its part to be performed does not and will not constitute a breach of any other agreement or understanding, whether written or oral, to which it or any of its Affiliates is a party.
         (c)  RIGHTS TO INTELLECTUAL PROPERTY.

              (i) Set forth on Schedule 5 is a listing, to the extent known as of the date hereof, identifying the Patents of BMX (such Patents, along with associated Know-how and Copyrights to the extent deemed applicable to the purposes of the Collaboration referred to as the "BMX IP") to be utilized to the extent that BMX deems it useful, in the Collaboration and in connection with the Licensed Diagnostic Products.
              (ii) BMX owns or has the right to use pursuant to license, sublicense, agreement or permission all the BMX IP.

                             ARTICLE XIII.  MISCELLANEOUS

    13.1 PUBLICITY. Neither Party, nor any of its Affiliates, shall originate any publicity, news release or other public announcement, written or oral, relating to this Agreement or the existence of an arrangement between the Parties, without the prior written approval of the other Party, which approval shall not be unreasonably withheld, except as otherwise required by law.
    13.2 ASSIGNMENT. Except as otherwise provided in this Agreement, neither this Agreement nor any of the rights or obligations hereunder may be assigned by either Party without the prior written consent of the other Party, except that either Party may assign to an Affiliate, or to a party who acquires all or substantially all of the relevant business relating to the subject matter of this Agreement by merger, acquisition, sale of assets or otherwise.
    13.3 GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of California


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

(without regard to its or any other jurisdiction's choice of law principles) except that any arbitration hereunder shall be subject to the federal law applicable to arbitration.
    13.4 FORCE MAJEURE. In the event that either Party is prevented from performing or is unable to perform any of its obligations under this Agreement due to any act of God; fire; casualty; flood; war; strike; lockout; failure of public utilities; injunction or any act, exercise, assertion or requirement of governmental authority; epidemic; destruction of production facilities; riots; insurrection; inability to procure or use materials, labor, equipment, transportation or energy; or any other cause beyond the reasonable control of the Party invoking this Section 13.4 if such Party shall have used its best efforts to avoid such occurrence, such Party shall give notice to the other Party in writing promptly, and thereupon the affected Party's performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence.
    13.5 WAIVER. The waiver by either Party of a breach or a default of any provision of this Agreement by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of either Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Party.
    13.6 NOTICES. Any notice or other communication in connection with this Agreement must be in writing and if by mail, by certified mail, return receipt requested, and shall be effective when delivered to the addressee at the address listed below or such other address as the addressee shall have specified in a notice actually received by the addressor.
         If to AFFX:    Affymetrix, Inc.
                        3380 Central Expressway
                        Santa Clara, California 95051
                        Attention:  President

         If to BMX:     bioMerieux Vitek, Inc.
                        595 Anglum Drive
                        Hazelwood, Missouri 63042-2395
                        Attention:  President

    13.7 CALENDAR AND BUSINESS DAYS. Unless otherwise expressly stated to be business days, all references to days shall mean calendar days; provided, however, that if the last date or the deadline for the giving of notice or performance of any other act or fulfillment or satisfaction of any condition set forth in this Agreement shall fall on a day which is not a business day, then the time for the giving of such notice or performance of such act or fulfillment or satisfaction of such condition shall be extended to the next business day.
As used herein, the term "business days" shall mean all days other than Saturdays, Sundays or state or federal holidays.
    13.8 NO AGENCY. Nothing herein shall be deemed to constitute either Party as the agent or representative of the other Party, or both Parties as joint venturers or partners for any purpose. Each Party shall be an independent contractor, not an employee or partner of the other Party, and the manner in which a Party renders its services under this Agreement shall be within such Party's sole discretion. Neither Party shall be responsible for the acts or omissions of the other Party, and neither Party will have authority to speak for, represent or obligate the other Party in any way without prior written authority from the other Party.
    13.9 ENTIRE AGREEMENT. This Agreement, the Manufacturing Agreement and the Schedules, Annexes and Exhibits hereto and thereto (which Schedules, Annexes and Exhibits are deemed to be a part of this Agreement and the Manufacturing Agreement for all purposes) contain the full understanding of the Parties with respect to the subject matter hereof and supersede all prior understandings and writings relating thereto. No waiver, alteration or modification of any of the provisions hereof shall be binding unless made in writing and signed by the Parties by their respective officers thereunto duly authorized.
    13.10 HEADINGS. The headings contained in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.
    13.11 SEVERABILITY. In the event that any provision of this Agreement is held by a court or arbitral panel of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected, and the rights and obligations of the Parties shall be construed and enforced as if the Agreement did not contain the particular provisions held to be unenforceable.
    13.12 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns.


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

    13.13 THIRD PARTIES. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party.
    13.14 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                              ARTICLE XIV.  ARBITRATION

    14.1 ARBITRATION. In the event of any controversy or claim relating to, arising out of or in any way connected to any provision of this Agreement ("Dispute"), the Parties shall seek to settle their differences amicably between themselves. Any unresolved Dispute shall be finally resolved by final and binding arbitration, subject to the patent exception referred to below (the "Patent Exception"). Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party.
The Party giving such notice shall refrain from instituting the arbitration proceedings for a period of ten (10) days following such notice to allow the Parties to attempt to resolve the Dispute between themselves. If the Parties are still unable to resolve the dispute, the Party giving notice may institute the arbitration proceeding under the rules of the International Chamber of Commerce ("ICC Rules"). Arbitration shall be held in Chicago, Illinois. The arbitration shall be conducted before a single arbitrator mutually chosen by the Parties, but if the parties have not agreed upon a single arbitrator within fifteen (15) days after notice of the


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

institution of the arbitration proceeding, then the arbitration will be conducted by a panel of three arbitrators. In such case, each Party shall within thirty (30) days after notice of the institution of the arbitration proceedings appoint one arbitrator. The presiding arbitrator shall then be appointed in accordance with ICC Rules. All arbitrator(s) eligible to conduct the arbitration must undertake in writing as a condition of service to render their opinion(s) promptly after the final arbitration hearing. No arbitrator (nor the panel of arbitrators) shall have the power to award punitive damages or any award of multiple damages under this Agreement and such awards are expressly prohibited. Decisions of the arbitrator(s) shall be final and binding on the Parties. Notwithstanding the foregoing, if within ten (10) days of the first occasion when the Parties' representatives meet with the arbitrator(s) a Party give notice by written designation of any matter relating solely to the validity or scope of any Patent as being subject to the Patent Exception referred to above, the matter so designated shall be set aside by the arbitrator(s) and shall not be decided by them, provided that the matter so designated constitutes a matter of which a United States District Court would have jurisdiction pursuant to 28 U.S.C. Section 1338(a), whether by way of action for declaratory judgement or otherwise, and provided further that such matter is submitted by the designating Party for decision by such court upon a complaint filed within thirty (30) days of such designation, to be decided as such court may determine. In such case, the non-designating Party may elect (no later than the date on which it files its answer to the complaint


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

in the District Court) to refer the entire matter in controversy to such court, but if such Party does not make such election the arbitrator(s) shall proceed to decide the remaining matter before them to the extent feasible and shall take such other action in such regard as they deem appropriate. Judgment on the award of the arbitrator(s) may be entered in any court having jurisdiction thereof. Except to the extent entry of judgment and any subsequent enforcement may require disclosure, all matters relating to the arbitration, including the award, shall be held in confidence by the Parties.

    IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as a sealed instrument in their names by their properly and duly authorized officers or representatives as of the date first above written.


AFFYMETRIX, INC.                       bioMERIEUX VITEK, INC.




By: /s/ Stephen P.A. Fodor              By: /s/ Philippe Archinard
    -----------------------------           -------------------------------

Its: President                          Its: President
    -----------------------------           -------------------------------
Date: October 14, 1996                  Date: September 26, 1996
    -----------------------------           -------------------------------


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                                          [ * ] Confidential Treatment Requested
                                                             by Affymetrix, Inc.


                                      Schedule 1

                      Initial Agreed Budget and Agreed Workplan


WORKPLAN FOR [ * ]

Overview The agreement between bioMeriux and Affymetrix includes the objective of developing a new integrated DNA probe based diagnostic system for launch in major markets and submission to FDA by [ * ]. This workplan details the early phases of the work to establish the Product Concept and Technical Feasibility. It is intended to complement the parallel Workplan for the Mycobacterial Chip.

Concept/feasibility - [ * ]
Product Concept - The first objective of the concept/feasibility stage is to formulate, and then test with marketing studies, a product concept for the first generation system by [ * ]. This market concept will include:

     [ * ]

A broad concept "goal" has been set as follows and will be refined through technical studies and market feedback during this concept/feasibility phase.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
               Feature                      [ * ]
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Menu                                   [ * ]
--------------------------------------------------------------------------------
                                       [ * ]
--------------------------------------------------------------------------------
Contamination control                  [ * ]
--------------------------------------------------------------------------------
Multidetection                         [ * ]
--------------------------------------------------------------------------------
First result available                 [ * ]
--------------------------------------------------------------------------------
Throughput                             [ * ]
--------------------------------------------------------------------------------
Automation and sample prep             [ * ]
--------------------------------------------------------------------------------
Disposable                             [ * ]
--------------------------------------------------------------------------------
Quantification                         [ * ]
--------------------------------------------------------------------------------
Target market                          [ * ]
--------------------------------------------------------------------------------
Target launch date                     [ * ]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

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                                          [ * ] Confidential Treatment Requested
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[ * ]- The second objective of the concept/feasibility phase is to
[ * ]

Technical approach - [ * ] will all be tested and scored.


[ * ]

[ * ]- The third objective of the concept/feasibility phase [ * ]

Technical Approach - [ * ] and cost will be estimated.

[ * ]

                                          [ * ] Confidential Treatment Requested
                                                             by Affymetrix, Inc.


[ * ]

Technical Approach - [ * ] will be studied.

Concept/Feasibility Demonstration - [ * ]

The goal of the concept/feasibility phase is define the different elements of [ * ] The project aims to demonstrate a level of feasibility as described below, on or before [ * ]

[ * ]

                                          [ * ] Confidential Treatment Requested
                                                             by Affymetrix, Inc.


                                      Schedule 2

                                AFFX Licensed Patents

                                         [ * ]

                                          [ * ] Confidential Treatment Requested
                                                             by Affymetrix, Inc.


                                      Schedule 3

                 [ * ] Milestone 3.5(a) Performance Criteria


Milestone: [ * ] as follows:

1.  [ * ]

2.  [ * ]

3.  [ * ]

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                                          [ * ] Confidential Treatment Requested
                                                             by Affymetrix, Inc.


                                      Schedule 4

                                Viral Agent Candidates


[ * ]

                                          [ * ] Confidential Treatment Requested
                                                             by Affymetrix, Inc.


                                      Schedule 5


                          BMX Collaboration Related Patents

[To be provided in good faith by BMX within one (1) week of the Effective Date and included herein.]

                                         [ * ]

                                          [ * ] Confidential Treatment Requested
                                                             by Affymetrix, Inc.


                                      Schedule 6



[ * ]

                                          [ * ] Confidential Treatment Requested
                                                             by Affymetrix, Inc.

                                      Schedule 7

                                  Currency Exchange



    The currency exchange rates used to covert Net Sales made in currencies other than the United States dollar by Affiliates of BMX shall be as follows.

    1. Net Sales of Affiliates of BMX that are made in [ * ] (for which BMX will provide AFFX copies in English at AFFX' request), shall be calculated, and the Net Sales in such month converted using such conversion rate. Royalty reports shall state the aggregate Net Sales for the applicable quarter in U.S. dollars as so calculated, and shall state the conversion rates applicable for each month in such quarter.

    2. Net Sales of Affiliates of BMX that are made neither in [ * ] in the manner set forth in paragraph 1. Royalty reports shall state the aggregate Net Sales of each country for the applicable quarter in U.S. dollars as so calculated, and shall state the conversion rates applied in each month to calculate the [ * ] if available, or otherwise the [ * ] or another applicable rate.

                                  TABLE OF CONTENTS

                                                                          Page
                                                                          ----
ARTICLE I.  DEFINITIONS....................................................  3
    1.1  "Affiliate".......................................................  3
    1.2  "AFFX Collaboration Technology"...................................  3
    1.3  "AFFX Licensed Core Technology"...................................  3
    1.4  "Agreed Budget" and "Agreed Workplan".............................  4
    1.5  "Bacteriology Field"..............................................  4
    1.6  "BMX Collaboration Technology"....................................  5
    1.7  "Clinical Diagnosis"..............................................  5
    1.8  "Collaboration"...................................................  5
    1.9  "Collaboration Technology"........................................  5
    1.10 "Confidential Information"........................................  5
    1.11 "Contract Year"...................................................  6
    1.12 "Copyrights"......................................................  6
    1.13 "Development Coordinating Committee"..............................  6
    1.14 "DNA Probe Array".................................................  6
    1.15 "Full-Time Equivalent"............................................  6
    1.16 "Fully Loaded Manufacturing Cost".................................  7
    1.17 "High Density Probe Array"........................................  7
    1.18 "Joint Collaboration Technology"..................................  8
    1.19 "Know-How"........................................................  8
    1.20 "Licensed Diagnostic Assay".......................................  8
    1.21 "Licensed Diagnostic Product".....................................  9
    1.22 "Licensed DNA Probe Array"........................................  9
    1.23 "Licensed Field"..................................................  9
    1.24 "Major Market Country"............................................  9
    1.25 "Manufacturing Agreement".........................................  9
    1.26 "Net Sales"....................................................... 10
    1.27 "Other Licensed Diagnostic Product"............................... 11
    1.28 "Party"........................................................... 11
    1.29 "Patents" or "Patent Rights"...................................... 11
    1.30 "Probes".......................................................... 12
    1.31 "Project Director"................................................ 12
    1.32 "Related Funded Activities"....................................... 12
    1.33 "Valid Patent Claim".............................................. 12
    1.34 "Workplan"........................................................ 12

ARTICLE II.   THE COLLABORATION............................................ 12
    2.1  Purpose........................................................... 12
    2.2  Committee......................................................... 13
    2.3  Facilities........................................................ 14
    2.4  Commitment........................................................ 14
    2.5  Agreed Budgets and Workplan....................................... 15
    2.6  Reports........................................................... 16
    2.7  Staffing.......................................................... 16
    2.8  Inspection........................................................ 18
    2.9  Patent Assignment and Confidentiality Agreements.................. 19
    2.10 Resolution of Impasse............................................. 19

ARTICLE III.  FUNDING...................................................... 20
    3.1  Collaboration Funding............................................. 20
    3.2  Direct Expenses and Capital Funding for Equipment................. 21

                                          [ * ] Confidential Treatment Requested
                                                             by Affymetrix, Inc.


                                  TABLE OF CONTENTS
                                      (continued)

                                                                          Page
                                                                          ----
    3.3  Related Activities................................................ 22
    3.4  Other Expenditures................................................ 23
    3.5  Milestone Payments................................................ 23

ARTICLE IV.  DEVELOPMENT OBLIGATIONS....................................... 25
    4.1  General Obligations............................................... 25
    4.2  Supply of DNA Probe Arrays........................................ 26
    4.3  Transition from Development to Manufacture........................ 28
    4.4  BMX Supply........................................................ 28
    4.5  Viral Agent Election.............................................. 29

ARTICLE V.  OWNERSHIP; TECHNOLOGY RIGHTS................................... 29
    5.1  Ownership of Collaboration Developments........................... 30
    5.3  Option for Non-exclusive Licenses in the [ * ] and [ * ] Fields... 37
    5.4  Industrial Testing and Other Fields............................... 38
    5.5  Exclusivity of License............................................ 39
    5.6  Limitations of License............................................ 39
    5.7  Terms and Conditions of Exclusivity............................... 39
    5.9  Assays Subject to Third Party Rights.............................. 44
    5.10 Other Assays...................................................... 45
    5.11 Loss of Right to Introduce New Assays and Other Products.......... 47
    5.12 Entry by AFFX..................................................... 50
    5.13 Patent Marking, License Legend and Trademarks..................... 50
ARTICLE VI.  ROYALTIES..................................................... 51

    6.1  Royalties Payable to AFFX in Respect of Sale of AFFX High Density
         Probe Arrays...................................................... 51
    6.2  Royalty Term...................................................... 52
    6.3  Reports and Payment............................................... 53
    6.4  Taxes............................................................. 54
    6.5  Records........................................................... 54
    6.6  Special Arrangement as to Certain Third Party Royalties........... 55

ARTICLE VII.  PATENT PROSECUTION AND INFRINGEMENT RIGHTS................... 55
    7.1  Responsibility for Patenting of Technology........................ 55
    7.2  Infringement...................................................... 56
    7.3  Claimed Infringement.............................................. 61

ARTICLE VIII.  CONFIDENTIAL INFORMATION ................................... 61
    8.1  Treatment of Confidential Information............................. 61
    8.2  Release from Restrictions......................................... 62
    8.3  Publications...................................................... 63

ARTICLE IX.  TERMINATION................................................... 64
    9.1  Term of Agreement................................................. 64
    9.2  Termination of Collaboration...................................... 64
    9.3  Termination by BMX................................................ 65
    9.4  Termination of Agreement for Breach............................... 66


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                                  TABLE OF CONTENTS
                                     (continued)
                                                                          Page
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    9.5  Survival of Obligations:  Return of Confidential Information...... 67

ARTICLE X.  INDEMNIFICATION AND LIABILITY LIMITATIONS...................... 68
    10.1 Product Liability Indemnification................................. 68
    10.2 Indemnification of BMX............................................ 70
    10.3 Procedure for Indemnification..................................... 71

ARTICLE XI.  EXPORT........................................................ 71
    11.1 Acknowledgment.................................................... 71
    11.2 Written Assurance................................................. 72

ARTICLE XII.  REPRESENTATIONS AND WARRANTIES............................... 73
    12.1 Representations and Warranties of AFFX............................ 73
    12.2 Representations and Warranties of BMX............................. 73

ARTICLE XIII.  MISCELLANEOUS............................................... 75
    13.1  Publicity........................................................ 75
    13.2  Assignment....................................................... 75
    13.3  Governing Law.................................................... 75
    13.4  Force Majeure.................................................... 75
    13.5  Waiver........................................................... 76
    13.6  Notices.......................................................... 76
    13.7  Calendar and Business Days....................................... 77
    13.8  No Agency........................................................ 77
    13.9  Entire Agreement................................................. 77
    13.10 Headings......................................................... 78
    13.11 Severability..................................................... 78
    13.12 Successors and Assigns........................................... 78
    13.13 Third Parties.................................................... 78
    13.14 Counterparts..................................................... 78

ARTICLE XIV.  ARBITRATION.................................................. 79
    14.1 Arbitration....................................................... 79


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